Exhibit 10.6

EXECUTION COPY

$550,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

GENERAL MARITIME CORPORATION,

as Parent,

GENERAL MARITIME SUBSIDIARY II CORPORATION

and

ARLINGTON TANKERS LTD.,

as Guarantors,

GENERAL MARITIME SUBSIDIARY CORPORATION,

as Borrower,

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

Dated as of May 6, 2011

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

HSH NORDBANK AG,

and

DNB NOR BANK ASA, NEW YORK BRANCH

as Joint Lead Arrangers

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

and

DNB NOR BANK ASA, NEW YORK BRANCH
as Joint Book Runners

6.05 Solvency Certificate	57
6.06 Financial Statements	57
6.07 Material Adverse Change; Approvals	58
6.08 Litigation	58
6.09 Environmental Laws	58
6.10 Refinancing	58
6.11 Appraisals	59

SECTION 7. Conditions Precedent to All Credit Events	59

7.01 No Default; Representations and Warranties	59
7.02 Notice of Borrowing	59

SECTION 8. Representations, Warranties and Agreements	60

8.01 Corporate/Limited Liability Company/Limited Partnership Status	60
8.02 Corporate Power and Authority	60
8.03 No Violation	60
8.04 Governmental Approvals	61
8.05 Financial Statements; Financial Condition; Undisclosed Liabilities	61
8.06 Litigation	62
8.07 True and Complete Disclosure	62
8.08 Use of Proceeds; Margin Regulations	62
8.09 Tax Returns and Payments	62
8.10 Compliance with ERISA	63
8.11 The Security Documents	64
8.12 Capitalization	65
8.13 Subsidiaries	65
8.14 Compliance with Statutes, etc.	65
8.15 Investment Company Act	66
8.16 Money Laundering	66
8.17 Pollution and Other Regulations	66
8.18 Labor Relations	67
8.19 Patents, Licenses, Franchises and Formulas	67
8.20 Indebtedness	67
8.21 Insurance	68
8.22 Concerning the Collateral Vessels	68
8.23 Citizenship	68
8.24 Collateral Vessel Classification; Flag	68
8.25 No Immunity	68
8.26 Fees and Enforcement	68
8.27 Form of Documentation	69
8.28 Solvency	69
8.29 Patriot Act	69
8.30 Certain Business Practices	69

SECTION 9. Affirmative Covenants	69

9.01 Information Covenants	69

9.02 Books, Records and Inspections	73
9.03 Maintenance of Property; Insurance	73
9.04 Corporate Franchises	74
9.05 Compliance with Statutes, etc.	74
9.06 Compliance with Environmental Laws	74
9.07 ERISA	75
9.08 End of Fiscal Years; Fiscal Quarters	76
9.09 Performance of Obligations	76
9.10 Payment of Taxes	76
9.11 Further Assurances	77
9.12 Deposit of Earnings	77
9.13 Ownership of Subsidiaries	78
9.14 Flag of Collateral Vessels; Citizenship; Collateral Vessel Classifications	78
9.15 Use of Proceeds	78
9.16 Payment of Interest under Junior Credit Agreement	78
9.17 Qualified Stock Issuance	79

SECTION 10. Negative Covenants	79

10.01 Liens	79
10.02 Consolidation, Merger, Sale of Assets, etc.	80
10.03 Dividends	82
10.04 Indebtedness	83
10.05 Advances, Investments and Loans	85
10.06 Transactions with Affiliates	86
10.07 Capital Expenditures	87
10.08 Minimum Cash Balance	87
10.09 Total Leverage Ratio	87
10.10 Collateral Maintenance	88
10.11 Junior Credit Agreement Collateral Maintenance	88
10.12 Interest Expense Coverage Ratio	88
10.13 Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	88
10.14 Limitation on Certain Restrictions on Subsidiaries	89
10.15 Limitation on Issuance of Equity Interests	89
10.16 Business	90
10.17 Jurisdiction of Employment	90
10.18 Bank Accounts	90
10.19 Limitations on Voluntary Payments, Etc. of Senior Unsecured Notes and Junior Credit Agreement; Modifications of Senior Unsecured Documents and Junior Credit Documents	90

SECTION 11. Events of Default	91

11.01 Payments	91
11.02 Representations, etc.	91
11.03 Covenants	91
11.04 Default Under Other Agreements	92

11.05 Bankruptcy, etc.	92
11.06 ERISA	92
11.07 Security Documents	93
11.08 Guaranties	93
11.09 Judgments	94
11.10 Change of Control	94

SECTION 12. Agency and Security Trustee Provisions	94

12.01 Appointment	94
12.02 Nature of Duties	95
12.03 Lack of Reliance on the Agents	95
12.04 Certain Rights of the Agents	96
12.05 Reliance	96
12.06 Indemnification	96
12.07 The Administrative Agent in its Individual Capacity	96
12.08 Holders	97
12.09 Resignation by the Administrative Agent	97
12.10 The Joint Lead Arrangers	97
12.11 Collateral Matters	98
12.12 Delivery of Information	99

SECTION 13. Miscellaneous	99

13.01 Payment of Expenses, etc.	99
13.02 Right of Setoff	100
13.03 Notices	100
13.04 Benefit of Agreement	100
13.05 No Waiver; Remedies Cumulative	104
13.06 Payments Pro Rata	104
13.07 Calculations; Computations	105
13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	105
13.09 Counterparts	106
13.10 Restatement Effective Date; Waiver of Defaults and Events of Default	106
13.11 Headings Descriptive	107
13.12 Amendment or Waiver; etc.	107
13.13 Survival	109
13.14 Domicile of Loans	109
13.15 Confidentiality	109
13.16 Register	110
13.17 Judgment Currency	110
13.18 Language	111
13.19 Waiver of Immunity	111
13.20 USA PATRIOT Act Notice	111
13.21 Release of Subsidiary Guarantors and Secondary Collateral	111

SECTION 14. Holdings Guaranty	112

14.01 Guaranty	112
14.02 Bankruptcy	112
14.03 Nature of Liability	113
14.04 Independent Obligation	113
14.05 Authorization	113
14.06 Reliance	114
14.07 Subordination	114
14.08 Waiver	115
14.09 Judgment Shortfall	116

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Collateral Vessels
SCHEDULE IV	-	Existing Liens
SCHEDULE V	-	Existing Indebtedness
SCHEDULE VI	-	Required Insurance
SCHEDULE VII	-	ERISA
SCHEDULE VIII	-	Subsidiaries
SCHEDULE IX	-	Capitalization
SCHEDULE X	-	Approved Classification Societies
SCHEDULE XI	-	Existing Investments
SCHEDULE XII	-	Existing Letters of Credit
SCHEDULE XIII	-	Transactions with Affiliates
SCHEDULE XIV	-	Subsidiary Guarantors
SCHEDULE XV		Target Amounts

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B	-	Form of Note
EXHIBIT C-1	-	Form of Opinion of Kramer Levin Naftalis & Frankel LLP, New York counsel to the Credit Parties
EXHIBIT C-2	-	Form of Opinion of Constantine P. Georgiopoulos, New York maritime counsel to the Credit Parties
EXHIBIT C-3	-	Form of Opinion of George E. Henries, Esq., Liberian counsel to the Credit Parties
EXHIBIT C-4	-	Form of Opinion of Dennis J. Reeder, Esq., Marshall Islands counsel to the Credit Parties
EXHIBIT C-5		Form of Opinion (or extract of Opinion) of Goltsblat BLP, Russian counsel to the Credit Parties
EXHIBIT C-6		Form of Opinion of Albuquerque & Associados, Portuguese counsel to the Credit Parties
EXHIBIT C-7		Form of Opinion of Allen & Gledhill LLP, Singapore counsel to the Credit Parties
EXHIBIT C-8	-	Form of Opinion of Conyers, Dill & Pearman Ltd. Bermuda counsel to the Credit Parties

v

EXHIBIT D	-	Form of Officer’s Certificate
EXHIBIT E	-	Form of Amended and Restated Subsidiaries Guaranty
EXHIBIT F-1	-	Form of Amended and Restated Pledge Agreement
EXHIBIT F-2	-	Form of Secondary Pledge Agreement
EXHIBIT G-1	-	Form of Assignment of Earnings
EXHIBIT G-2	-	Form of Secondary Assignment of Earnings
EXHIBIT H-1	-	Form of Assignment of Insurances
EXHIBIT H-2	-	Form of Secondary Assignment of Insurances
EXHIBIT I-1	-	Form of Marshall Islands Collateral Vessel Mortgage
EXHIBIT I-2	-	Form of Marshall Islands Secondary Collateral Vessel Mortgage
EXHIBIT I-3	-	Form of Liberian Collateral Vessel Mortgage
EXHIBIT I-4	-	Form of Bermuda Collateral Vessel Mortgage
EXHIBIT J	-	Form of Letter of Credit Request
EXHIBIT K	-	Form of Solvency Certificate
EXHIBIT L	-	Form of Assignment and Assumption Agreement
EXHIBIT M	-	Form of Compliance Certificate
EXHIBIT N	-	Subordination Provisions
EXHIBIT O	-	Form of Parent Officer’s Certificate
EXHIBIT P-1	-	Form of Intercreditor Agreement
EXHIBIT P-2	-	Form of Secondary Intercreditor Agreement
EXHIBIT Q	-	Form of Joinder Agreement

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 6, 2011, among GENERAL MARITIME CORPORATION, a Marshall Islands corporation (the “Parent”), GENERAL MARITIME SUBSIDIARY CORPORATION, a Marshall Islands corporation (the “Borrower”), GENERAL MARITIME SUBSIDIARY II CORPORATION, a Marshall Islands corporation (“GMSCII”) and ARLINGTON TANKERS LTD. (“Arlington”), each in their capacity as a Guarantor, the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”).  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Parent, the Borrower, the Lenders from time to time party thereto and the Administrative Agent and the Collateral Agent are party to an Amended and Restated Credit Agreement, dated as of October 20, 2008 (as the same has been amended, modified and/or supplemented to, but not including, the Restatement Effective Date, the “Original Credit Agreement”);

WHEREAS, the Borrower and GMSCII, as co-borrowers (the “Junior Borrowers”), Arlington and the Parent intend to enter into a $200,000,000 Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended, modified and/or supplemented in accordance with the terms thereof and of the Intercreditor Agreements, the “Junior Credit Agreement”), among the Parent, the Junior Borrowers, Arlington, OCM Marine Investments CTB, Ltd., as initial lender, and OCM Administrative Agent, LLC, as administrative agent and collateral agent (in such capacities, the “Junior Agent”);

WHEREAS, GMSCII intends to amend and restate its existing $372,000,000 Credit Agreement, dated as of July 16, 2010 (as amended, modified and/or supplemented from time to time to, but not including the Restatement Effective Date, the “Original 2010 Credit Agreement”), among the Parent, GMSCII as borrower, the lenders from time to time party thereto and Nordea Bank Finland plc, New York Branch, as administrative agent, with term loan and revolving credit facilities providing for the making of loans to GMSCII in an amount not to exceed $372,000,000 (such $372,000,000 Amended and Restated Credit Agreement (as amended, modified and/or supplemented in accordance with the terms thereof and of the Intercreditor Agreements), among the Parent, GMSCII, as borrower, the Borrower and Arlington, as guarantors, the lenders from time to time party thereto and Nordea Bank Finland plc, New York Branch, as administrative agent and collateral agent (in such capacities, the “$372M Agent”), the “$372M Credit Agreement”);

WHEREAS, the Parent and certain of its Subsidiaries intend to utilize the net cash proceeds of the loans from the Junior Credit Agreement to (i) reduce outstanding Indebtedness under the Original Credit Agreement, and (ii) repay the Loans under the $372M Credit Agreement in an amount of no less than $25,000,000;

WHEREAS, the $372M Credit Agreement and the Junior Credit Agreement require that (x) the Subsidiary Guarantors, under and as defined in the Original Credit Agreement, guarantee the obligations of the Parent and its Subsidiaries thereunder and (y) the Collateral, under and as defined in the Original Credit Agreement, secures the obligations of the Parent and its Subsidiaries thereunder (i) on a second lien basis in the case of the obligations under the $372M Credit Agreement and (ii) on a third lien basis in the case of the obligations under the Junior Credit Agreement;

WHEREAS, in consideration for the Lenders under the Original Credit Agreement consenting to the conversion of Indebtedness under the $372M Credit Agreement and the Junior Credit Agreement (including the guarantees thereof as described above) and the granting of the second and third priority liens as described above, (x) the Guarantors under and as defined in the $372M Credit Agreement and the Junior Credit Agreement will guarantee the Obligations under this Agreement (to the extent not already guaranteeing the Obligations under the Original Credit Agreement) and (y) the Obligations of the Credit Parties under this Agreement will be secured by a second priority Lien on the Secondary Collateral; and

WHEREAS, the parties wish to amend and restate the Original Credit Agreement in order to permit the transactions described above and to amend certain other provisions of the Original Credit Agreement.

NOW, THEREFORE, the parties hereto agree that, effective as of the Restatement Effective Date, the Original Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

SECTION 1.  Definitions and Accounting Terms.

1.01  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“$372M Agent” shall have the meaning provided in the Recitals hereto.

“$372M Credit Agreement” shall have the meaning provided in the Recitals hereto.

“$372M Credit Documents” shall mean the “Credit Documents” under and as defined in the $372M Credit Agreement.

“Acceptable Flag Jurisdiction” shall have the meaning provided in Section 9.14.

“Adjustable Applicable Margin” shall have the meaning provided in the definition of “Applicable Margin”.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 10.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 10.06, an Affiliate of the Parent shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Parent and any officer or director of the Parent or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 10.06, neither the Administrative Agent, nor the Collateral Agent, nor the Joint Lead Arrangers nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Affiliated Lender” shall have the meaning provided in Section 13.04(d).

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, each Joint Bookrunner and each Issuing Lender.

“Aggregate Primary Collateral Vessel Value” shall have the meaning provided in Section 10.10.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Amortization Shortfall Amount” shall mean, on any date of determination prior to the Trigger Date, the amount by which the Total Commitment under this Agreement on such date exceeds the Target Amount for such date.

“Applicable Commitment Commission Rate” shall mean, for each Non-Defaulting Lender, for the period from the Restatement Effective Date and ending on the Maturity Date, a rate per annum equal to 1.50% of the daily average Unutilized Commitment of such Non-Defaulting Lender as in effect from time to time; provided that, commencing upon the delivery of the Quarterly Pricing Certificate for the full fiscal quarter of the Borrower ending December 31, 2011, from and after any Start Date to and including the corresponding End Date, the Applicable Commitment Commission Rate shall be that set forth below opposite the Total Leverage Ratio achieved as indicated in the Quarterly Pricing Certificate delivered with respect to such period:

Total Leverage Ratio	Applicable Commitment Commission Rate

Greater than 0.60 to 1.00	1.50%

Equal to or less than 0.60 to 1.00	1.25%

“Applicable Margin” shall mean a percentage per annum equal to (x) prior to the Restatement Effective Date, 3.50% and (y) initially from and after the Restatement Effective Date, 4.00%; provided that, from and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for the Loans than that described above (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margin for such Loans (hereinafter, the “Adjustable Applicable Margin”) shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Total Leverage Ratio	Applicable Margin

Greater than 0.60 to 1.00	4.00%

Equal to or less than 0.60 to 1.00	3.75%

The Total Leverage Ratio used in a determination of the Adjustable Applicable Margin shall be determined based on the delivery of a certificate of the Parent (each, a “Quarterly Pricing Certificate”) by an authorized officer of the Parent to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days of the last day of any fiscal quarter of the Parent, which certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Adjustable Applicable Margin which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences).  The Adjustable Applicable Margin so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent or (y) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margin (and thus commencing a new Start Date), the Adjustable Applicable Margin shall be those set forth above if the Total Leverage Ratio is greater than 0.60 to 1.00 (such Adjustable Applicable Margin as so determined, the “Highest Adjustable Applicable Margin”).  Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margin shall be the Highest Adjustable Applicable Margin at all times during which there shall exist any Default or any Event of Default.

“Approved Appraiser” shall mean H. Clarksons & Company Limited, Fearnleys Ltd., R.S. Platou Shipbrokers a.s., Lorentzen & Stemoco, Simpson Spence & Young Ltd. or such other independent appraisal firm as may be acceptable to the Required Lenders.

“Arlington” shall have the meaning provided in the first paragraph of this Agreement.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Assignment of Charters” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Assignment of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Available Equity Proceeds Amount” shall mean, on any date, the amount of Net Cash Proceeds received by the Parent from the issuance of its common stock after the Restatement Effective Date and prior to such date of determination less the cash amount expended by the Parent and its Subsidiaries, in each case since the Restatement Effective Date and prior to such date of determination, to (i) acquire new Vessels or make Investments under Sections 10.05(vi) and (xi), (ii) make any Capital Expenditures (other than maintenance Capital Expenditures), (iii) make any other cash expenditures not in the ordinary course of business, (iv) redeem or repay the loans under the Junior Credit Agreement as permitted under Sections 9.16 and 10.19(c), and (v) pay Dividends pursuant to Section 10.03(iii) from the Available Equity Proceeds Amount, in each case without duplication and since the Restatement Effective Date with the proceeds of any such equity offering.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the sum of the Federal Funds Rate for such day plus ½ of 1% per annum and (iii) the Eurodollar Rate for a Eurodollar Loan denominated in Dollars with a one-month interest period commencing on such day plus 1.00%.  For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders (other than Defaulting Lenders) having Commitments on a given date having the same Interest Period.

“Borrowing Date” shall mean the Initial Borrowing Date and each date on or after the Initial Borrowing Date and prior to the Maturity Date on which a Borrowing occurs.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City, Hamburg or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Cash Flow Projections” shall have the meaning provided in Section 9.01(l).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) the Parent shall at any time and for any reason fail to own, directly or indirectly, 100% of the Equity Interests of the Borrower and each Subsidiary Guarantor which owns a Primary Collateral Vessel, except in the case of a non-U.S. Subsidiary Guarantor, any such other ownership as required by applicable law, (ii) the sale, lease or transfer of all or substantially all of the Parent’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the liquidation or dissolution of the Parent or the Borrower, (iv) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than one or more of the Permitted Holders shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the outstanding voting or economic Equity Interests of the Parent, (v) the replacement of a majority of the directors on the board of directors of the Parent over a two-year period from the directors who constituted the board of directors of the Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Parent then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (vi) a “change of control” or similar event shall occur as provided in any outstanding Indebtedness (excluding Indebtedness with an aggregate principal amount of less than $20,000,000) of Parent or any of its Subsidiaries (or the documentation governing the same).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all Primary Collateral and Secondary Collateral.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral and Guaranty Requirements” shall mean with respect to a Collateral Vessel, the requirement that:

(i)                                     each Subsidiary defined as a Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty, substantially in the form of Exhibit E (as modified, supplemented or amended from time to time together with any Joinder Agreement, the “Subsidiaries Guaranty”), or a joinder thereto substantially in the form of Exhibit Q (as modified, supplemented or amended from time to time, the “Joinder Agreement”), and the Subsidiaries Guaranty shall be in full force and effect;

(ii)                                  the Parent, the Borrower, Arlington and each Subsidiary Guarantor described in clause (x) of the definition thereof shall have (x) duly authorized, executed and delivered the Amended and Restated Pledge Agreement substantially in the form of Exhibit F-1 (as modified, supplemented or amended from time to time, the “Pledge Agreement”) or a joinder thereto, and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated transfer powers, including, without limitation and to the extent applicable, a charge over shares of any Bermuda registered Subsidiary Guarantor taken by way of a Bermuda-law governed charge over shares, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement, and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor, the Parent or the Borrower, as the case may be;

(iii)                               the Parent, GMSCII and each Subsidiary Guarantor described in clause (y) of the definition thereof shall have (x) duly authorized, executed and delivered the Secondary Pledge Agreement substantially in the form of Exhibit F-2 (as modified, supplemented or amended from time to time, the “Secondary Pledge Agreement”) or a joinder thereto, and shall have (A) delivered to the $372M Agent, as pledgee and bailee on behalf of the Secured Creditors in accordance with the Secondary Intercreditor Agreement, all the Pledged Securities referred to therein, together with executed and undated transfer powers, including, without limitation and to the extent applicable, a charge over shares of any Bermuda registered Subsidiary Guarantor taken by way of a Bermuda-law governed charge over shares, and (B) otherwise complied with all of the requirements set forth in the Secondary Pledge Agreement, (y) duly authorized, executed and delivered to the $372M Agent any other related documentation necessary or advisable to perfect the Lien on the Secondary Pledge Agreement Collateral in the respective jurisdictions of formation of the Parent, the respective Subsidiary Guarantor or GMSCII, as the case may be;

(iv)                              each Subsidiary Guarantor that owns a Collateral Vessel, the Collateral Agent and Nordea Bank Finland plc, New York Branch, as depositary bank, shall have duly executed and delivered a control agreement substantially in the form attached to the Pledge Agreement and/or the Secondary Pledge Agreement, as the case may be, with respect to any Concentration Account owned by such Subsidiary Guarantor; provided that, prior to the Discharge of the First-Priority Obligations (as defined in the Secondary Intercreditor Agreement) in full, no Subsidiary Guarantor that owns a Secondary Collateral Vessel shall be required to execute and deliver a control agreement to the Collateral Agent with respect to a Concentration Account as defined in the Secondary Pledge Agreement;

(v)                                 each Subsidiary Guarantor that owns a Primary Collateral Vessel shall (A) have duly authorized, executed and delivered (x) an Assignment of Earnings substantially in the form of Exhibit G-1 (as modified, supplemented or amended from time to time, the “Assignment of Earnings”) and (y) an Assignment of Insurances substantially in the form of Exhibit H-1 (as modified, supplemented or amended from time to time, the “Assignment of Insurances”), together covering all of such Subsidiary Guarantor’s present and future Earnings and Insurance Collateral on such Primary Collateral Vessels, and (B) use its commercially reasonably efforts to obtain an Assignment of Charters substantially in the form of Exhibit B to the Assignment of Earnings (as modified, supplemented or amended from time to time, the “Assignment of Charters”) for any charter or similar contract that has as of the execution date of such charter or similar contract a remaining term of 12 months or greater, and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together covering all of such Subsidiary Guarantor’s present and future Earnings and Insurance Collateral on such Primary Collateral Vessels, in each case together with:

(a)                                  proper Financing Statements (Form UCC-1) in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Pledge Agreement, the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances; and

(b)                                 certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in Washington, D.C. and any other relevant jurisdiction, together with copies of such other financing statements (none of which shall cover the Collateral, other than as set forth in the Intercreditor Agreements, unless the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws in respect thereof);

(vi)                              each Subsidiary Guarantor that owns a Secondary Collateral Vessel shall (A) have duly authorized, executed and delivered (x) an Assignment of Earnings substantially in the form of Exhibit G-2 (as modified, supplemented or amended from time to time, the “Secondary Assignment of Earnings”) and (y) an Assignment of Insurances substantially in the form of Exhibit H-2 (as modified, supplemented or amended from time to time, the “Secondary Assignment of Insurances”), together covering all of such Subsidiary Guarantor’s present and future Secondary Earnings and Insurance Collateral on such Secondary Collateral Vessels, and (B) use its commercially reasonably efforts to obtain an Assignment of Charters substantially in the form of Exhibit B to the Secondary Assignment of Earnings (as modified, supplemented or amended from time to time, the “Secondary Assignment of Charters”) for any charter or similar contract that has as of the execution date of such charter or similar contract a remaining term of twelve months or greater, and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together covering all of such Subsidiary Guarantor’s present and future Secondary Earnings and Insurance Collateral on such Secondary Collateral Vessels, in each case together with:

(a)                                  proper Financing Statements (Form UCC-1) in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Secondary Pledge Agreement, the Secondary Assignment of Earnings, the Secondary Assignment of Charters and the Secondary Assignment of Insurances; and

(b)                                 certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in Washington, D.C. and any other relevant jurisdiction, together with copies of such other financing statements (none of which shall cover the Collateral, other than as set forth in the Intercreditor Agreements, unless the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws in respect thereof);

(vii)                           each Subsidiary Guarantor that owns a Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Vessel registry (x) in the case of each Primary Collateral Vessel, a Collateral Vessel Mortgage with respect to such Primary Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Primary Collateral Vessel and (y) in the case of each Secondary Collateral Vessel, a Secondary Collateral Vessel Mortgage with respect to such Secondary Collateral Vessel and such Secondary Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable second priority security interest, in and lien upon such Secondary Collateral Vessel, in each case subject only to Permitted Liens;

(viii)                        all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (ii) through and including (vii) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(ix)                                the Administrative Agent shall have received appraisal reports of recent date (and in no event dated earlier than 60 days prior to the Restatement Effective Date) in form and substance and from two Approved Appraisers, stating the then current Fair Market Value of such Collateral Vessel;

(x)                                   the Administrative Agent shall have received each of the following:

(a)                                  certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Collateral Vessel by the relevant Subsidiary Guarantor;

(b)                                 the results of maritime registry searches with respect to such Collateral Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;

(c)                                  class certificates from a classification society listed on Schedule X or another classification society reasonably acceptable to the Administrative Agent, indicating that such Collateral Vessel meets the criteria specified in Section 8.24;

(d)                                 certified copies of all agreements related to the technical and commercial management of each Collateral Vessel;

(e)                                  certified copies of all ISM and ISPS Code documentation for each Collateral Vessel; and

(f)                                    a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) with respect to the insurance maintained by the Credit Parties in respect of such Collateral Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee, (ii) otherwise conform with the insurance requirements of each respective Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable and (iii) comply with the Required Insurance;

(xi)                                the Administrative Agent shall have received from (a) special New York counsel to each of the Credit Parties (which shall be Kramer Levin Naftalis & Frankel LLP or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-1, including, without limitation, that this Agreement and the Junior Credit Agreement do not conflict with or violate any provisions of the Senior Unsecured Note Indenture, (b) special New York maritime counsel to each of the Credit Parties (which shall be Constantine P. Georgiopoulos or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-2, (c) special Marshall Islands counsel to each of the Credit Parties (which shall be Dennis J. Reeder, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-3, (d) special Liberian counsel to each of the Credit Parties (which shall be George E. Henries, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-4, (e) special Russian counsel to each of the Credit Parties (which shall be Goltsblat BLP or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-5, (f) special Portuguese counsel to each of the Credit Parties (which shall be Albuquerque & Associados or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-6, (g) special Singaporean counsel to each of the Credit Parties (which shall be Allen & Gledhill LLP or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-7 (h) special Bermuda counsel to each of the Credit Parties (which shall be Conyers, Dill & Pearman Limited or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-8 and (j) counsel to each of the Credit Parties in the jurisdiction of the flag of the Collateral Vessel, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Loan covering such matters as shall be required by the Administrative Agent, in each case which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the matters set forth in the relevant Exhibit, including the perfection of the security interests (other than those to be covered by opinions delivered pursuant to the other opinions above) granted pursuant to the Security Documents, and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request; and

(xii)                             (a) the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and reasonably acceptable to the Administrative Agent, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party (other than any Credit Party that delivered such a certificate pursuant to the Original Credit Agreement), and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, substantially in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate authorizing the consummation of the Transaction; and (b) the Administrative Agent shall have received copies of governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition of Primary Collateral by the Parent or any of its Subsidiaries to any Person other than the Parent or any Subsidiary of the Parent or (ii) any Event of Loss of any Primary Collateral Vessel; provided, however, that the charter of any Primary Collateral Vessel shall not be considered a Collateral Disposition.

“Collateral Vessel” shall mean each Primary Collateral Vessel, and each Secondary Collateral Vessel.

“Collateral Vessel Mortgage” shall mean, with respect to the Primary Collateral Vessels, a first priority statutory mortgage and deed of covenant supplemental thereto or a first preferred mortgage in substantially the form of Exhibit I-1, Exhibit I-3 or Exhibit I-4, as applicable, or such other form as may be reasonably satisfactory to the Administrative Agent, as such first priority statutory mortgage and deed of covenant supplemental thereto or first preferred mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Commitment”, as the same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03, 5.02 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 13.04(b).

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Concentration Account” shall have the meaning provided in the Pledge Agreement and/or the Secondary Pledge Agreement, as applicable.

“Consolidated Cash Interest Expense” shall mean, for any period, (i) the total consolidated interest expense paid or payable in cash of the Parent and its Subsidiaries (including, without limitation, to the extent included under GAAP, all commission, discounts and other commitment fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)), the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Parent and its Subsidiaries on a consolidated basis representing the interest factor for such period.

“Consolidated EBIT” shall mean, for any period, the Consolidated Net Income for such period, before interest expense of the Parent and its Subsidiaries and provision for taxes based on income and without giving effect to any extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all amortization of intangibles and depreciation and any non-cash management incentive compensation that was deducted in arriving at Consolidated EBIT for such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capitalized Lease Obligations and all letters of credit outstanding) of the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that (i) Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business, and (ii) guarantees of operating leases assigned to any of the Parent or any Wholly-Owned Subsidiary of the Parent to the extent such lease is permitted hereunder and such obligation does not exceed that which would otherwise be attributed to such Person under such operating lease, shall be excluded in determining Consolidated Indebtedness.

“Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent and its Subsidiaries determined in accordance with GAAP.

“Consolidated Net Indebtedness” shall mean, with respect to any Person, as at any relevant date, (x) the Consolidated Indebtedness of such Person as at such date less (y) an amount equal to the Unrestricted Cash and Cash Equivalents of the Parent and its Subsidiaries as at such date.

“Consolidated Net Worth” shall mean, with respect to any Person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Total Capitalization” shall mean, at any time of determination for any Person, the sum of Consolidated Indebtedness of such Person at such time and Consolidated Net Worth of such Person at such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty, each Intercreditor Agreement, each Joinder Agreement and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 9.11.

“Credit Document Obligations” shall have the meaning provided in the definition of “Guaranteed Obligations”.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Parent, the Borrower, GMSCII, Arlington, each Subsidiary Guarantor, and any other Subsidiary of the Parent which at any time executes and delivers any Credit Document.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, a dividend, distribution or return of any equity capital to its stockholders, partners or members, any other distribution, payment or delivery of property or cash to its stockholders, partners or members in their capacity as such (other than common stock, Qualified Preferred Stock and the right to purchase any of such stock of such Person), the redemption, retirement, purchase or acquisition, directly or indirectly, for a consideration of any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or the setting aside of any funds for any of the foregoing purposes, or the granting of permission to any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common stock, Qualified Preferred Stock and the right to purchase any of such stock of such Person) any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.  For the avoidance of doubt, any anti-dilution adjustments under the warrants listed on Schedule XII shall not constitute a Dividend.

“Documents” shall mean the Credit Documents.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Drawing” has the meaning provided in Section 3.04(b).

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the respective Assignment of Insurances.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Restatement Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act); provided that (i) none of the Borrower, the Guarantors nor any of their respective Affiliates shall be an Eligible Transferee at any time and (ii) no holder of loans under the Junior Credit Agreement or any Affiliate thereof shall be an Eligible Transferee at any time, except as provided in Section 13.04.

“End Date” shall have the meaning provided in the definition of “Applicable Margin”.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign, international or local statute, law, treaty, protocol, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent or any of its Subsidiaries, relating to the environment or to Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any applicable state, foreign, international or local counterparts or equivalents thereof, in each case as amended from time to time; and any applicable rules, regulations or requirements of a classification society in respect of any Collateral Vessel.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Interests” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock, and (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London interbank Eurodollar market) (the “Screen Rate”), provided that if on such date no such rate is so displayed or, in the case of the initial Interest Period in respect of a Loan, if less than three Business Days’ prior notice of such Loan shall have been delivered to the Administrative Agent, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/16 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if such Collateral Vessel shall have been returned to the Borrower following any event referred to in clause (y) above prior to the date upon which a commitment reduction is required to be made under Section 5.02(d) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

“Excess Liquidity” shall mean for any applicable Scheduled Commitment Reduction Date, the amount by which (a) the daily average for the 30 consecutive day period ending on such Scheduled Commitment Reduction Date of the amount by which the sum of (x) the Unrestricted Cash and Cash Equivalents of the Parent and its Subsidiaries and (y) the Total Unutilized Commitment and the total unutilized revolving commitment under the $372M Credit Agreement exceeds (b) the sum of (x) provided no Event of Default exists on such Scheduled Commitment Reduction Date unless otherwise agreed by the Required Lenders, the Available Equity Proceeds Amount, (y) the amount of any payments to be made under the $372M Credit Agreement and interest payments under this Agreement, in each case within three Business Days of such Scheduled Commitment Reduction Date and (z) $100,000,000.

“Existing Indebtedness” shall have the meaning provided in Section 8.20.

“Existing Letter of Credit” shall have the meaning provided in Section 3.01(d).

“Facing Fee” shall have the meaning provided in Section 4.01(d).

“Fair Market Value” of any Collateral Vessel at any time shall mean the average of the fair market value of such Collateral Vessel on the basis of an individual charter-free arm’s-length transaction between a willing and able buyer and seller not under duress as set forth in the appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Section 9.01(c).

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the

Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Covenants” shall mean the covenants set forth in Sections 10.08 through 10.12, inclusive.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Collateral Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such transfer:

(i)                                    On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Collateral Vessel registry a Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable, substantially in the form of Exhibit I (with such modifications as are required by or appropriate for the applicable Acceptable Flag Jurisdiction of the Collateral Vessel), with respect to the Collateral Vessel being transferred (the “Transferred Vessel”) and (x) in the case of the Primary Collateral Vessels, the Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, and (y) in the case of the Secondary Collateral Vessels, the Secondary Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable second priority security interest in, and lien upon, such Transferred Vessel, in each case subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(ii)                                  On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to the Credit Parties (or other counsel to such Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Collateral Vessel Mortgage(s) or the Secondary Collateral Vessel Mortgage(s), as applicable, to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Credit Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such

Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) or the Secondary Collateral Vessel Mortgage(s), as applicable, and such other matters incident thereto as the Administrative Agent may reasonably request.

(iii)                               On each Flag Jurisdiction Transfer Date:

(A)                              The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.

(B)                                The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable.

(iv)                              On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Credit Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other matters the Administrative Agent may reasonably request.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United

States of America by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall have the meaning provided in Section 13.07(a).

“GMSCII” shall have the meaning provided in the first paragraph of this Agreement.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under this Agreement, and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors (in the capacities referred to in the definition of Lender Creditors) under this Agreement and each other Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations being herein collectively called the “Credit Document Obligations”) and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Interest Rate Protection Agreements or Other Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement entered into in respect of the Borrower’s obligations with respect to the outstanding Loans and/or Commitments from time to time, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each such Interest Rate Protection Agreement and Other Hedging Agreement to which it is a party (all such obligations, liabilities and indebtedness described in this clause (ii) being herein collectively called the “Other Obligations”).

“Guarantors” shall mean the Parent, Arlington, GMSCII and each Subsidiary Guarantor.

“Guaranty” shall mean, collectively, the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Highest Adjustable Applicable Margin” shall have the meaning provided in the definition of “Applicable Margin”.

“Holdings Guaranty” shall mean the guaranty of the Parent, GMSCII and Arlington pursuant to Section 14.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business and (viii) the maximum amount available to be drawn under all Letters of Credit issued for the account of such Person and all Unpaid Drawings in respect of such Letters of Credit.

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Loans made by such Lender and then outstanding and (b) such Lender’s Percentage in the aggregate amount of all Letter of Credit Outstandings at such time.

“Initial Borrowing Date” shall mean the date occurring on or after the Original Effective Date on which the initial Borrowing of Loans hereunder occurs.  The parties hereto acknowledge and agree that the Initial Borrowing Date occurred on October 20, 2008.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and among the Parent, Arlington, the Borrower, as borrower under this Agreement, GMSCII, as borrower under the $372M Credit Agreement, the Borrower and GMSCII, as joint and several borrowers under the Junior Credit Agreement, the Administrative Agent (for and on behalf of the Secured Creditors), each Subsidiary Guarantor, the Collateral Agent, the $372M Agent (for and on behalf of the Secured Creditors under and as defined in the $372M Credit Agreement) and Junior Agent (for and on behalf of the Secured Creditors under and as defined in the Junior Credit Agreement), which Intercreditor Agreement (i) shall be substantially in the form of Exhibit P-1 (as amended, modified and/or otherwise supplemented from time to time) and (ii) shall set forth the priority of the security interests in the “Primary Collateral”.

“Intercreditor Agreements” shall mean the Intercreditor Agreement and the Secondary Intercreditor Agreement.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Interest Period” shall have the meaning provided in Section 2.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean the Administrative Agent and any Lender (which, for purposes of this definition, also shall include any banking affiliate of any Lender which has agreed to issue Letters of Credit under this Agreement) which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 3.01.

“Joinder Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Joint Bookrunners” shall mean Nordea Bank Finland plc, New York Branch and DNB NOR Bank ASA, New York Branch in their capacity as joint bookrunners in respect of the credit facility provided for herein.

“Joint Lead Arrangers” shall mean Nordea Bank Finland plc, New York Branch, HSH Nordbank AG and DnB NOR Bank ASA, New York Branch in their capacity as joint lead arranger in respect of the credit facility provided for herein.

“Judgment Currency” shall have the meaning provided in Section 14.09(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 14.09(a).

“Junior Agent” shall have the meaning provided in the Recitals hereto.

“Junior Borrowers” shall have the meaning provided in the Recitals hereto.

“Junior Credit Agreement” shall have the meaning provided in the Recitals hereto.

“Junior Credit Documents” shall mean the “Credit Documents” under and as defined in the Junior Credit Agreement.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 13.04(b).

“Lender Creditors” shall mean the Lenders, the Collateral Agent and the Administrative Agent.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01 or Section 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Sections 2.12 (with respect to clause (i) below) and 2.13 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its funding obligations under any other credit facility to which it is a party and which any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.03(c) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders with Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.13(a)(ii).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit.  The Letter of Credit Exposure of any Lender at any time shall be its Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(c).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

“Letter of Credit Request” shall have the meaning provided in Section 3.02(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.01.

“Margin Regulations” shall mean the provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean with respect to any Tranche:

(i)                                     if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii)                                  before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from a Lender or Lenders the sum of whose outstanding Commitments (or after the termination of the Commitments, the Loans) in the aggregate exceed 50% of the Commitments (or, after the termination of the Commitments, the Loans) that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, assets, liabilities, condition (financial or otherwise) or prospects of (x) the Collateral Vessels taken as a whole, (y) the Borrower, GMSCII, Arlington and the Subsidiary Guarantors taken as a whole, or (z) the Parent and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Lenders or the Administrative Agent or (iii) the ability of the Borrower or the Borrower and its Subsidiaries, taken as a whole, to perform its or their Obligations.

“Maturity Date” shall mean May 6, 2016.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a Plan which is defined in Section 3(37) of ERISA.

“Net Cash Proceeds” shall mean, (x) with respect to any Collateral Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Parent or the Borrower or any of their respective Subsidiaries from such Collateral Disposition net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by the Parent, the Borrower or any of its Subsidiaries as a result of such Collateral Disposition and (y) with respect to the issuance of any Equity Interests, the aggregate cash proceeds received by the Parent from such equity issuance net of reasonable transaction costs related thereto (including, without limitation, reasonable attorney’s fees).

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock, any Vessel impairments treated as “Asset Impairments” under GAAP and the effect of any impairment of goodwill incurred in the fourth fiscal quarter of the Parent in 2010.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Recourse Default” shall mean (i) a default by such Non-Recourse Subsidiary in any payment of any Non-Recourse Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Non-Recourse Indebtedness was created or (ii) a Non-Recourse Subsidiary shall default in the observance or performance of any agreement or condition relating to any Non-Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Non-Recourse Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Non-Recourse Indebtedness to become due prior to its stated maturity or (iii) any Non-Recourse Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

“Non-Recourse Indebtedness” shall mean any Indebtedness of a Non-Recourse Subsidiary that is non-recourse to any Credit Party and for which no Credit Party provides any credit support; provided such Indebtedness may be full recourse to the Non-Recourse Subsidiary.

“Non-Recourse Subsidiary” shall mean any Subsidiary of the Parent which has been designated by the Parent as an “Unrestricted Subsidiary” under, as defined in and in accordance with the Senior Unsecured Note Documents and in an officer’s certificate delivered to the Administrative Agent; provided that (i) neither the Parent nor any subsidiary of the Parent shall have any liability or recourse with respect to any Non-Recourse Indebtedness of such Non-Recourse Subsidiary, (ii) any such designation of a Subsidiary as a “Non-Recourse Subsidiary” shall be deemed to be a permanent “Investment” in such Subsidiary in an amount (proportionate to the Parent’s Equity Interest (directly or through a Subsidiary thereof) in such Subsidiary) equal to the fair market value of the net assets of such Subsidiary at the time such Subsidiary is designated a Non-Recourse Subsidiary and (iii) for the avoidance of doubt, Investments in Non-Recourse Subsidiaries may only be made pursuant to Sections 10.05(vi) and (xi).

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender, each Issuing Lender pursuant to the terms of this Agreement or any other Credit Document.

“Obligation Currency” shall have the meaning provided in Section 14.09(a).

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Original 2010 Credit Agreement” shall have the meaning provided in the Recitals.

“Original Credit Agreement” shall have the meaning provided in the Recitals hereto.

“Original Effective Date” means October 20, 2008.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Other Obligations” shall have the meaning provided in the definition of “Guaranteed Obligations”.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Stock” shall mean any shares of any class of the capital stock or membership interests (including, without limitation, common stock) of the Parent outstanding on or after the Original Effective Date or any options or warrants issued with respect to the foregoing.

“Participant” shall have the meaning provided in Section 3.03(a).

“PATRIOT Act” shall have the meaning provided in Section 13.20.

“Payment Date” shall mean the last Business Day of each March, June, September and December.

“Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time; provided that (x) if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof) and (y) in the case of Section 2.13 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Collateral Vessel or any other property of the Parent or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Collateral Vessel or the property subject thereto.

“Permitted Holders” shall mean (i) Peter Georgiopoulos (including his immediate family members and trusts for his benefit and/or the benefit of his immediate family members) and any corporation or other entity directly controlled by Peter Georgiopoulos and (ii) funds or segregated accounts managed by Oaktree Capital Management, L.P. and any corporation or other entity directly or indirectly controlled or managed by Oaktree Capital Management, L.P. or its managed funds.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness of the Parent or any of its Subsidiaries, any Indebtedness of the Parent or any of its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund such Indebtedness, so long as (a) such Indebtedness has a Weighted Average Life to Maturity greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (b) such extension, refinancing, renewal, replacement or refunding does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding plus an amount equal to the unpaid interest, premium or other payment thereon pursuant to the terms thereof plus any other reasonable fees and expenses of any Credit Party incurred in connection with such extension, refinancing, renewal, replacement or refunding, or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding, (c) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being extended, renewed, refinanced, replaced or refunded, (d) at any time prior to the original maturity date of the Junior Credit Agreement, such Indebtedness shall not require any cash payments of principal or interest to be made with respect thereto prior to the original maturity date applicable to the Indebtedness being so refinanced and (e) the credit parties to such Indebtedness secured by the Collateral will become party to the Intercreditor Agreements in accordance with the terms thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Subsidiary of the Parent or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement and/or the Secondary Pledge Agreement, as the case may be, pledged (or required to be pledged) pursuant thereto.

“Primary Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Primary Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Primary Collateral Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or hereunder.

“Primary Collateral Vessel” shall mean, at any time, each of the Vessels listed in rows 8 through and including 31 on Schedule III, which is subject to a Collateral Vessel Mortgage at such time and with respect to which the other Collateral and Guaranty Requirements are satisfied at such time.

“Primary Security Documents” shall mean the Pledge Agreement, each Assignment of Charter, each Assignment of Earnings, each Assignment of Insurances, each Collateral Vessel Mortgage and, after the execution and delivery thereof, each additional first-lien security document executed pursuant to Section 8.11; provided that cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 10.01(v) and 12 and (y) the term “Credit Documents” as used in Section 10.04(i) and 12.

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Projections” shall mean the Parent’s forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions believed by the Parent to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Preferred Stock” shall mean any preferred stock so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than periodic reporting requirements, (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof and other voting rights which holders of common stock may have and (v) any other preferred stock that satisfies (i) and (iii) of this definition of Qualified Preferred Stock and that is otherwise issuable or may be distributed pursuant to a shareholders’ rights plan of the Parent; provided however, any Dividend or similar feature of such Qualified Preferred Stock shall only be declared and paid in accordance with Section 10.03.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of “Applicable Margin”.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” shall mean, at any time, (i) if there are less than two Lenders at such time, each Lender and (ii) if there are three or more Lenders at such time, each Joint Lead Arranger and one other Lender as shall be determined by the Administrative Agent.

“Refinancing” shall have the meaning provided in Section 6.10(a).

“Register” shall have the meaning provided in Section 13.17.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Insurance” shall have the meaning set forth in Section 8.21.

“Required Lenders” shall mean, at any time, (i) at least eight Lenders (or, if less than eight, the actual number of Lenders at such time) and (ii) Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Commitments at such time (or, if determined after the termination of the Revolving Commitments, the principal amount of outstanding Revolving Loans at such time) represents an amount greater than 66-2/3% of the sum of (x) all outstanding Term Loans of Non-Defaulting Lenders and (y) the Total Revolving Commitment (or, if determined after the termination of the Revolving Commitments, all outstanding Revolving Loans) of Non-Defaulting Lenders, in each case at such time.

“Restatement Effective Date” shall have the meaning provided in Section 13.10.

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean Standard & Poor’s Financial Services LLC and its successors.

“Scheduled Commitment Reduction” shall have the meaning provided in Section 5.02(c).

“Scheduled Commitment Reduction Date” shall mean the last day of each fiscal quarter commencing June 30, 2011.

“Screen Rate” shall have the meaning provided in the definition of “Eurodollar Rate”.

“Secondary Assignment of Charters” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Secondary Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Secondary Assignment of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Secondary Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Secondary Security Document, including, without limitation, all Secondary Pledge Agreement Collateral, all Secondary Earnings and Insurance Collateral, all Secondary Collateral Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or under the $372M Credit Agreement.

“Secondary Collateral Vessel” shall mean, at any time, each of the Vessels listed in rows 1 through and including 7 on Schedule III which is subject to a Secondary Collateral Vessel Mortgage at such time and with respect to which the other Collateral and Guaranty Requirements are satisfied at such time.

“Secondary Collateral Vessel Mortgage” shall mean, with respect to the Secondary Collateral Vessels, a second preferred mortgage in substantially the form of Exhibit I-2 or such other form as may be reasonably satisfactory to the Administrative Agent, as second preferred mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Secondary Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Secondary Assignment of Earnings and the respective Secondary Assignment of Insurances.

“Secondary Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and among the Parent, Arlington, the Borrower, as borrower under this Agreement, GMSCII, as borrower under the $372M Credit Agreement, the Borrower and GMSCII, as joint and several borrowers under the Junior Credit Agreement, the Administrative

Agent (for and on behalf of the Secured Creditors), each Subsidiary Guarantor, the Collateral Agent, the $372M Agent (for and on behalf of the Secured Creditors under and as defined in the $372M Credit Agreement) and Junior Agent (for and on behalf of the Secured Creditors under and as defined in the Junior Credit Agreement), which Intercreditor Agreement (i) shall be substantially in the form of Exhibit P-2 (as amended, modified and/or otherwise supplemented from time to time) and (ii) shall set forth the priority of the security interests in the Secondary Collateral.

“Secondary Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Secondary Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Secondary Pledge Agreement.

“Secondary Security Documents” shall mean the Secondary Pledge Agreement, each Secondary Assignment of Charter, each Secondary Assignment of Earnings, each Secondary Assignment of Insurances, each Secondary Collateral Vessel Mortgage and, after the execution and delivery thereof, each additional Secondary Security Document executed pursuant to Section 8.11.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each Primary Security Document and each Secondary Security Document.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Note Indenture, the Senior Unsecured Notes and the guarantees delivered in connection with the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Senior Unsecured Note Indenture” shall mean the indenture entered into by the Parent, certain of its Subsidiaries and OCM Administrative Agent, LLC, as trustee, in connection with the issuance of the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof and of this Agreement.

“Senior Unsecured Notes” shall mean the 12% senior unsecured notes of the Parent due 2017 issued pursuant to the Senior Unsecured Note Indenture.

“Significant Default” shall mean any Event of Default pursuant to Section 10.03 with respect to any failure to comply with the Financial Covenants or any Default or Event of Default pursuant to Section 11.01 or 11.05.

“Specified Requirements” shall mean the requirements set forth in clauses (i), (ii), (iii), (iv), (vi), (ix), (x)(a), (x)(b), (x)(c) and (x)(f) of the definition of “Collateral and Guaranty Requirements” .

“Start Date” shall have the meaning provided in the definition of “Applicable Margin”.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean, at any time, (x) each direct and indirect Subsidiary of the Parent (other than GMSCII, Arlington and the Borrower) which owns a Primary Collateral Vessel or which owns, directly or indirectly, any of the Equity Interests of any such direct or indirect Subsidiary at such time, (y) each direct and indirect Subsidiary of the Parent (other than GMSCII, Arlington and the Borrower) which owns a Secondary Collateral Vessel or which owns, directly or indirectly, any of the Equity Interests of any such direct or indirect Subsidiary at such time and (z) each other Subsidiary of the Parent (other than GMSCII, Arlington and the Borrower) that guarantees the Senior Unsecured Notes, the obligations under the $372M Credit Agreement or the obligations under the Junior Credit Agreement at any time, subject to Section 13.21 at such time.  The Subsidiary Guarantors as of the Restatement Effective Date are listed on Schedule XIV.

“Target Amount” shall mean for any date of determination prior to the Trigger Date (x) the amount set forth on Schedule XV to this Agreement for the last Scheduled Commitment Reduction Date to occur prior to such date of determination less (y) all reductions to the Total Commitment under this Agreement pursuant to Section 5.02(d) or Section 5.02(f) to occur on or before such date of determination.

“Tax Benefit” shall have the meaning provided in 5.04(c).

“Taxes” shall have the meaning provided in Section 5.04(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Commitments of all of the Lenders at such time.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Net Indebtedness of the Parent and its Subsidiaries on such date to Consolidated Total Capitalization of the Parent and its Subsidiaries on such date.

“Total Unutilized Commitment” shall mean, at any time, the sum of the Unutilized Commitments of all of the Lenders at such time.

“Transaction” shall mean, collectively, (i) the Refinancing, (ii) the entering into of this Agreement and the other Credit Documents, as applicable, on the Restatement Effective Date, (iii) the entering into of the $372M Credit Agreement and the other $372M Credit Documents, as applicable, on the Restatement Effective Date, (iv) the entering into of the Junior Credit Agreement and the other Junior Credit Documents, as applicable, on the Restatement Effective Date and the incurrence of loans thereunder, (v) the repayment of loans and reduction of the total commitment under the $372M Credit Agreement with proceeds of loans under the Junior Credit Agreement in the amount of no less than $25,000,000 on the Restatement Effective Date and (vi) the payment of all fees and expenses in connection with the foregoing.

“Transferred Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 1.

“Trigger Date” shall mean the later of (x) the reduction of the Amortization Shortfall Amount to zero and (y) May 6, 2013.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.04(a).

“Unrestricted Cash and Cash Equivalents” shall mean, when referring to cash or Cash Equivalents of the Parent or any of its Subsidiaries, that such cash or Cash Equivalents (i) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent or of any such Subsidiary, (ii) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors, the $372M Agent for the benefit of the Secured Creditors under and as defined in the $372M Credit Agreement and the Junior Agent for the benefit of the Secured Creditors under and as defined in the Junior

Credit Agreement or (iii) are otherwise generally available for use by the Parent or such Subsidiary.

“Unutilized Commitment” shall mean, with respect to any Lender, at any time, an amount equal to such Lender’s Commitment at such time, less the aggregate principal amount of Loans made by such Lender then outstanding plus the Percentage of such Lender’s Letter of Credit Outstandings.

“Vessel” shall mean, collectively, all sea going vessels and tankers at any time owned by the Parent and its Subsidiaries, and, individually, any of such vessels.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 2.  Amount and Terms of Credit Facility.

2.01  The Commitments.  (a)   On the Restatement Effective Date, (x) the Loans of each Lender shall consist of the Loans of each Lender in the principal amount of such Lender’s pro rata percentage of $550,000,000 and (y) (i) each Lender whose outstanding Loans are less than its Commitment will make such Loans in an amount equal to such difference and (ii) each Lender whose outstanding Loans are greater than its Commitment will be prepaid in an amount equal to such difference.

(b)                                 From and after the Restatement Effective Date, subject to and upon the terms and conditions set forth herein, each Lender with a Commitment severally agrees to make, at any time and from time to time, a revolving loan or revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall bear interest in accordance with Section 2.07, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time that aggregate principal amount outstanding which, when added to such Lender’s Percentage of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Commitment of such Lender at such time and (v) shall not exceed for all Lenders at any time that outstanding aggregate principal amount which, when added to the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Total Commitment at such time.

2.02  Minimum Amount of Each Borrowing; Limitation on Number of Borrowings.  (a)  The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount.

(b)                                 More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of Loans subject to different Interest Periods.

2.03  Notice of Borrowing.  (a)  Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at its Notice Office at least three Business Days’ prior written notice of each Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time).  Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto and (iv) to which account the proceeds of such Loans are to be deposited.  The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)                                 Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 2.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the President or the Treasurer of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the President or Treasurer of the Borrower as being authorized to give such notices under this Agreement) prior to receipt of Notice of Borrowing.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.

2.04  Disbursement of Funds.  Except as otherwise specifically provided in the immediately succeeding sentence, no later than 1:00 P.M. (New York time) (or such earlier time as the Administrative Agent agrees) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata portion of each such Borrowing requested to be made on such date.  All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (prior to 2:00 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 1:00 P.M. (New York Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05  Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.17 and shall, if requested by such Lender, be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “ Notes”).

(b)                                 Each Note shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender that has requested a Note and be dated the Initial Borrowing Date (or, in the case of Notes issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Lender and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 5.01 and 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                                  Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.

(d)                                 Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this

Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

2.06  Pro Rata Borrowings.  All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.07  Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin and the Eurodollar Rate for such Interest Period.

(b)                                 If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent.  Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c)                                  If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)                                     the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                  the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(c)                                  Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d)                                 Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans made or to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.08  Interest Periods.  At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six month period (or such other period as all the Lenders with Commitments may agree); provided that:

(i)                                     all Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)                                  the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(iii)                               if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v)                                 unless the Required Lenders otherwise agree, no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) has occurred and is continuing;

(vi)                              no Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Maturity Date; and

(vii)                           the selection of Interest Periods shall be subject to the provisions of Section 2.02(b).

If upon the expiration of any Interest Period applicable to a Borrowing of Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

2.09  Increased Costs, Illegality, Market Disruption Event; etc.  (a)  In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)                                     at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, any change since the Original Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income, gross receipts or net profits of such Lender, or any franchise tax based on net income, net profits or net worth of such Lender, pursuant to the laws of the jurisdiction in which such Lender or the entity controlling such Lender is organized or in which the principal office of such Lender or the entity controlling such Lender or such Lender’s applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 5.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(ii)                                  at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, the Borrower agrees, subject to the provisions of Section 2.11 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided that, the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(b)                                 At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i) or (ii), the Borrower may (and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c)                                  If any Lender in good faith determines that after the Original Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(d)                                 If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of such Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Applicable Margin; and

(ii)                                  the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select.

(e)                                  If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.  If no agreement is reached pursuant to this clause (e), the rate provided for in clause (d) above shall apply for the entire Interest Period.

(f)                                    Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Restatement Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.09).

2.10  Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 5.01 or Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

2.11  Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 2.09 and Section 5.04.

2.12  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower material increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 13.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:

(i)                                     at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 4.01; and

(ii)                                  all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above) in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement.

(b)                                 Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 3.05, 5.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (ii) if so requested by the Borrower, the Replaced Lender shall deliver all Notes in its possession to the Borrower.

2.13  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  if any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Letter of Credit Exposure shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Percentages but only to the extent (x) the sum of all Lenders’ that are Non-Defaulting Lenders Individual Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Commitments, (y) immediately following the reallocation to a Lender that is a Non-Defaulting Lender, the Individual Exposure of such Lender does not exceed its Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in an aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii)                               the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv)                              if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.13(a), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Percentages; and

(v)                                 if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.13(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all Letter of Credit Fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b)                                 notwithstanding anything to the contrary contained in Section 2.01 or Section 3, so long as any Lender is a Defaulting Lender (i) no Issuing Lender shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.13(a), and (ii) participating interests in any such newly issued or increased Letter of Credit shall be allocated among Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.13(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.  If the Total Commitment has been terminated, the Loans and all other Obligations have been paid in full and no Letters of Credit are outstanding, then all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be returned to the Borrower as promptly as practicable.

SECTION 3.  Letters of Credit

3.01  Letters of Credit.  (a)  Subject to and upon the terms and conditions herein set forth, the Borrower may request that any Issuing Lender issue, at any time on and after the Initial Borrowing Date and prior to the 10th day prior to the Maturity Date, for the account of the Borrower, irrevocable sight standby letters of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight draft basis.

(b)                                 Subject to the terms and conditions contained herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on or after the Initial Borrowing Date and prior to the 60th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit in support of such obligations as are reasonably acceptable to the Issuing Lender and as are permitted to remain outstanding without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)                                     any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the date hereof and which such Issuing Lender in good faith deems material to it; or

(ii)                                  such Issuing Lender shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 3.02(b).

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $25,000,000 or (y) when added to the aggregate principal amount of all Loans then outstanding, an amount equal to the Total Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the twentieth Business Day prior to the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) twenty Business Days prior to the Maturity Date.

(d)                                 Schedule XII contains a description of the standby letters of credit that were issued pursuant to the Original Credit Agreement for the account of the Borrower prior to the Restatement Effective Date and which remain outstanding on the Restatement Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be in Dollars), (v) the name of the beneficiary and (vi) the expiry date.  Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Initial Borrowing Date.

3.02  Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to the respective Issuing Lender) written notice prior to the proposed date of issuance (which shall be a Business Day).  Each notice shall be substantially in the form of Exhibit J (each a “Letter of Credit Request”).

(b)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.01(c).  Unless the respective Issuing Lender determines that, or has received notice from any Lender before it issues a Letter of Credit that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.01(c), then such Issuing Lender shall issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.

(c)                                  The initial Stated Amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.03  Letter of Credit Participations.  (a)  Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender with a Commitment, other than such Issuing Lender (each such Lender, in its capacity under this Section 3.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Commitments or Percentages of the

Lenders pursuant to Sections 2.12 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 3.03 to reflect the new Percentages of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be.

(b)                                 In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Credit Party or any Lender.

(c)                                  In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.04(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant, of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender the amount of such Participant’s Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of such Issuing Lender in Dollars such Participant’s Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of such Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate.  The failure of any Participant to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s Percentage of any such payment.

(d)                                 Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received (for the account of any such Issuing Lender) any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Participant which has paid its Percentage thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)                                  Each Issuing Lender shall, promptly after the issuance of, or amendment to, a Letter of Credit give the Administrative Agent and the Borrower written notice of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of the issued Letter of Credit or amendment, as the case may be.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Participant, in writing, of such issuance or amendment and in the event a Participant shall so request, the Administrative Agent shall furnish such Participant with a copy of such issuance or amendment.

(f)                                    Each Issuing Lender shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Letters of Credit issued by such Issuing Lender for the previous week.  Upon request, the Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the aggregate daily Stated Amount available to be drawn under all outstanding Letters of Credit during such calendar month.

(g)                                 The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Lender, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default.

3.04  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower hereby agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than four Business Days following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate, as in effect from time to time, plus 2%; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the fourth Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)                                 The obligations of the Borrower under this Section 3.04 to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender (including in its capacity as Issuing Lender or Participant or as Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to the Borrower or any other Credit Party.

3.05  Increased Costs.  If at any time after the Original Effective Date, any Issuing Lender or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by such Issuing Lender or any Participant (a copy of which demand shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.05, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to such Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.05.  The certificate required to be delivered pursuant to this Section 3.05 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 4.  Commitment Commission; Fees; Reductions of Commitment.

4.01  Commitment Commission.  (a)  The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period commencing on the Restatement Effective Date and ending on the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Rate of the daily average Total Unutilized Commitment, as reflected in the financial statements for the most recently ended Test Period.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Scheduled Commitment Reduction Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(b)                                 The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(c)                                  The Borrower agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect from time to time on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(d)                                 The Borrower agrees to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Payment Date and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(e)                                  The Borrower agrees to pay, upon each payment (including any partial payment) under, issuance of, extension of, or amendment to, any Letter of Credit issued hereunder, such amount as shall at the time of such event be the administrative charge which the respective Issuing Lender is generally charging in connection with such occurrence with respect to letters of credit.

4.02  Voluntary Termination of Unutilized Commitments.  Upon at least three Business Day’s prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the Total Unutilized Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

4.03  Mandatory Reduction of Commitments.  (a)  In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Maturity Date.

(b)                                 In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment shall be permanently reduced at the times, and in the amounts, required by Section 5.02.

(c)                                  Each reduction to, or termination of, the Total Commitment pursuant to this Section 4.03 and Section 5.02 shall be applied proportionately to reduce the Commitment of each Lender.

(d)                                 The Total Commitment shall be permanently reduced to $550,000,000 on the Restatement Effective Date; provided that, for the avoidance of doubt, no prior notice shall be required hereunder in connection therewith.

SECTION 5.  Prepayments; Payments; Taxes.

5.01  Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans, without premium or penalty except as provided by law and Section 2.10, in whole or in part at any time and from time to time on the following terms and conditions:

(i)                                     the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (including e-mail notice or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii)                                  each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(iii)                               at the time of any prepayment of Loans pursuant to this Section 5.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 2.10;

(iv)                              in the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 13.12(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 13.12(b) in connection with the prepayment pursuant to this clause (iv) have been obtained; and

(v)                                 except as expressly provided in the preceding clause (iv), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 5.01, at the Borrower’s election, such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full.

5.02  Mandatory Repayments and Commitment Reductions.  (a)   On any day on which the aggregate outstanding principal amount of Loans and the Letter of Credit Outstandings (after giving effect to all other repayments thereof on such date) exceeds the Total Commitment as then in effect (after giving effect to all other reductions thereof on such date), the Borrower shall repay principal of Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Commitment as then in effect (after giving effect to all other repayments thereof on such date), the Borrower shall pay to the Collateral Agent on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrower hereunder in a cash collateral account to be established by the Collateral Agent.

(b)                                 In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on the fifth Business Day after each Scheduled Commitment Reduction Date occurring during the period commencing on the Restatement Effective Date and ending on (and including) March 31, 2013, the Total Commitment shall be permanently reduced by an amount equal to Excess Liquidity determined on such Scheduled Commitment Reduction Date.

(c)                                  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each Scheduled Commitment Reduction Date set forth in the table below, the Borrower shall be required to repay Loans and permanently reduce the Total Commitment as then in effect by the amount set forth opposite such Scheduled Commitment Reduction Date in the table below (each such reduction, as the same may be reduced in accordance with Section 5.02(g), a “Scheduled Commitment Reduction”):

Scheduled Commitment Reduction Date	Amount
June 30, 2013	$17,187,500
September 30, 2013	$17,187,500
December 31, 2013	$17,187,500
March 31, 2014	$17,187,500
June 30, 2014	$17,187,500
September 30, 2014	$17,187,500
December 31, 2014	$17,187,500
March 31, 2015	$17,187,500
June 30, 2015	$17,187,500
September 30, 2015	$17,187,500
December 31, 2015	$17,187,500
March 31, 2016	$17,187,500

(d)                                 In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, but without duplication, on (i) the date of any Collateral Disposition involving a Primary Collateral Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Primary Collateral Vessel and (B) the date of receipt by the Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Total Commitment shall be permanently reduced by an amount equal to the greater of (x) the product of the Total Commitment multiplied by a fraction (A) the numerator of which is equal to the appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 9.01(c)) of the Primary Collateral Vessel or Primary Collateral Vessels which is/are the subject of such Collateral Disposition and (B) the denominator of which is equal to the Aggregate Primary Collateral Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 9.01(c) prior to such Collateral Disposition) and (y) in the case of a Primary Collateral Vessel which is older than 15 years at the time of such Collateral Disposition (including Event of Loss), the Net Cash Proceeds thereof.  Without limiting anything otherwise provided for in this Agreement, the Borrower hereby acknowledges that it is obliged to comply with Sections 10.10 and 10.11 at all times (including, without limitation, after giving effect to any commitment reduction contemplated by the foregoing Sections 5.02(b) and (c)).

(e)                                  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, upon the occurrence of a default under Section 10.10 or 10.11, the Borrower shall be required to repay Loans and reduce the Total Commitment in accordance with the requirements of Section 10.10 or Section 10.11, as the case may be, in an amount required to cure such default, provided that it is understood and agreed that the requirement to repay Loans and reduce the Total Commitment under this Section 5.02(e) shall not be deemed to be a waiver of any other right or remedy that any Lender may have as a result of an Event of Default under Sections 10.10 or 10.11.

(f)                                    In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, but without duplication, if at any time the proceeds of a Collateral Disposition would be required to repay the Junior Credit Agreement (without giving effect to any reduction in the amounts otherwise payable thereunder pursuant to clause (I) of the first proviso to Section 4.02(a) of the Junior Credit Agreement unless otherwise agreed by the Required Lenders), to the extent the Collateral that is the subject of the Collateral Disposition constitutes (x) Primary Collateral, such proceeds shall be used to permanently reduce the Total Commitment by such amount and (y) Secondary Collateral, such proceeds will be used (I) upon or prior to the Discharge of First Priority Obligations (as defined in the Secondary Intercreditor Agreement), to repay loans and permanently reduce the total commitment under the $372M Credit Agreement and (II) after the Discharge of First Priority Obligations (as defined in the Secondary Intercreditor Agreement), to permanently reduce the Total Commitment by such amount, in each case on the date that such proceeds would otherwise have been required to repay the Junior Credit Agreement.

(g)                                 The amount of each Commitment reduction made pursuant to Section 4.02 or required by Sections 5.02(d) and 5.02(f) shall be applied to reduce the then remaining Scheduled Commitment Reductions pro rata based upon the then remaining Scheduled Commitment Reductions after giving effect to all prior reductions thereto.

(h)                                 With respect to each repayment of Loans under Section 5.01 or required by this Section 5.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such

Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (h), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 2.10.

(i)                                     Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Total Commitment shall be reduced to zero and all then outstanding Loans shall be repaid in full on the Maturity Date.

5.03   Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent or such other office in the State of New York as the Administrative Agent may hereafter designate in writing.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04   Net Payments; Taxes.  (a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)                                 Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 5.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(c)                                  If the Borrower pays any additional amount under this Section 5.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 5.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 5.04 without any exclusions or defenses, (iii) nothing in this Section 5.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 5.04(c) at any time during which a Default or Event of Default exists.

SECTION 6.  Conditions Precedent to the Restatement Effective Date.  The obligation of each Lender to make Loans on the Restatement Effective Date is subject at the time of the making of such Loans to the satisfaction of the following conditions:

6.01  Fees, etc.  On the Restatement Effective Date, the Borrower shall have paid to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders all costs, fees and expenses (including, without limitation, the reasonable legal fees and expenses of White & Case LLP and maritime counsel and other local counsel to the Administrative Agent) and other compensation contemplated in connection with this Agreement payable to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due and invoiced at least two Business Days prior to such Restatement Effective Date, including without limitation, any fees required to be paid to the Administrative Agent for further distribution to the Lenders under the fee letters, dated on or around the date hereof, among the Parent, the Borrower, the

Administrative Agent and the other parties party thereto, which fee letters shall survive the execution and delivery of this Agreement.

6.02  Collateral and Guaranty Requirements; Intercreditor Agreements.  (a)  On or prior to the Restatement Effective Date, the Collateral and Guaranty Requirements with respect to each Collateral Vessel shall have been satisfied, and each Credit Document shall be in fully force and effect, or the Administrative Agent shall have waived such requirements and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time.

(b)                                 The Administrative Agent shall have received a copy of the duly authorized and executed Intercreditor Agreement, which Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect in accordance with its terms.

(c)                                  The Administrative Agent shall have received a copy of the duly authorized and executed Secondary Intercreditor Agreement, which Secondary Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect in accordance with its terms.

6.03  Margin Regulations.  On the Restatement Effective Date, all Loans and other financing to be made pursuant to this Agreement shall be in full compliance with all applicable requirements (including without limitation the collateral valuation requirements) of law, including, without limitation, the Margin Regulations and the collateral valuation requirements thereunder, and each Lender in good faith shall be able to complete the relevant forms establishing compliance with the Margin Regulations.

6.04  No Conflicts.  On the Restatement Effective Date, after giving effect to the making of the Loans and the performance by the Credit Parties of the Credit Documents, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement or contractual or other restrictions which is binding for the Borrower or any of its Subsidiaries.

6.05  Solvency Certificate.  On the Restatement Effective Date, the Borrower shall cause to be delivered to the Administrative Agent a solvency certificate from the senior financial officer of the Parent, in the form of Exhibit K, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, the Parent and its Subsidiaries, taken as a whole, and the Borrower, Arlington and their Subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

6.06  Financial Statements.  On or prior to the Restatement Effective Date, the Administrative Agent shall have received copies of (i) the financial statements referred to in Sections 8.05(a), which financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and (ii) Cash Flow Projections for the 13-week period beginning on the Restatement Effective Date in form and substance reasonably satisfactory to the Lenders.

6.07  Material Adverse Change; Approvals.  (a)  On the Restatement Effective Date, nothing shall have occurred since December 31, 2010 (and neither the Administrative Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known to the Administrative Agent or the Required Lenders) which the Administrative Agent or the Required Lenders shall determine is reasonably likely to have a Material Adverse Effect.

(b)                                 On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.  On the Restatement Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

6.08  Litigation.  On the Restatement Effective Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to this Agreement or any other Credit Document or (ii) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

6.09  Environmental Laws.  On the Restatement Effective Date, there shall not exist any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in material noncompliance by the Parent or such Subsidiary with any applicable Environmental Law which could be reasonably be expected to have a Material Adverse Effect or (b) could reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any such Vessel or property which, in any case, could be reasonably expected to have a Material Adverse Effect.

6.10  Refinancing.  (a)  On or prior to the Restatement Effective Date, the Total Commitment under the Original Credit Agreement shall have been permanently reduced to $550,000,000 (and the Loans shall have been repaid to the extent they exceed $550,000,000 after such reduction) and all letters of credit issued thereunder shall continue under this Agreement pursuant to Section 3.01(d) (the “Refinancing”).

(b)                                 On or prior to the Restatement Effective Date, (x) the Borrower shall have entered into the $372M Credit Agreement and other $372M Credit Agreements, which shall be in form and substance satisfactory to the Administrative Agent and shall be in full force and effect and (y) the Administrative Agent shall have received a true and correct copy thereof.

(c)                                  On or prior to the Restatement Effective Date, the Administrative Agent shall have received a copy of Junior Credit Agreement, which Junior Credit Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 On or prior to the Restatement Effective Date, (x) the Borrower and its Subsidiaries shall have no outstanding Indebtedness except for (i) the Loans, (ii) subject to preceding clause (a) and (b), indebtedness under the $372M Credit Agreement, (iii) indebtedness under the Junior Credit Agreement, (iv) indebtedness under the Senior Unsecured Notes and (v) certain other Indebtedness of the Borrower and its Subsidiaries listed on Schedule V and (y) GMSCII and/or the Borrower, as applicable, shall have received the proceeds in the amount of $200,000,000 from the Junior Credit Agreement and such proceeds shall be applied to the Refinancing and to repay the loans under the $372M Credit Agreement in an amount of no less than $25,000,000.

6.11  Appraisals.  On or prior to the Restatement Effective Date, the Administrative Agent shall have received an appraisal report of a recent date (and in no event dated earlier than 60 days prior to the Restatement Effective Date) in scope, form and substance, and from two Approved Appraisers, reasonably satisfactory to the Administrative Agent, stating the then current Fair Market Value of each of the Collateral Vessels on such date, the results of which shall be reasonably satisfactory to the Administrative Agent.

SECTION 7.  Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and each Borrowing Date thereafter), and the obligation of any Issuing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions:

7.01  No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties of the Parent and its Subsidiaries contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02  Notice of Borrowing.  (a) Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 2.03(a).  The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 6 and in this Section 7 and applicable to such Credit Event have been satisfied as of that time.  All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.02.

SECTION 8.  Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, each of the Parent, GMSCII, Arlington and the Borrower makes the following representations, warranties and agreements, in each case on the Restatement Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letter of Credit, with the occurrence of each Credit Event on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Restatement Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

8.01  Corporate/Limited Liability Company/Limited Partnership Status.  Each Credit Party (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02  Corporate Power and Authority.  Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Documents.  Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03  No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, judgment, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Parent or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Parent or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.

8.04  Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or, in the case of any filings or recordings in respect of the Security Documents (other than the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Document to which it is a party.

8.05  Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The audited consolidated balance sheets of the Parent as at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Parent as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Neither the Parent nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).

(b)                                 Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 8.05(a), there were as of the Restatement Effective Date no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Parent and its Subsidiaries taken as a whole.  As of the Restatement Effective Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Section 8.05(a) which, either individually or in the aggregate, could reasonably be expected to be materially adverse to the Parent and its Subsidiaries taken as a whole.

(c)                                  Since December 31, 2010, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The Projections delivered by the Parent to the Administrative Agent and the Lenders prior to the Restatement Effective Date have been prepared in good faith and are based on GAAP and reasonable assumptions, and there are no statements or conclusions in such Projections which are based upon or include information known to the Parent on the Restatement Effective Date to be misleading in any material respect or which fail to take into account material information known to the Parent on the Restatement Effective Date regarding the matters reported therein.  On the Restatement Effective Date, the Parent believes that such Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

8.06  Litigation.  There are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Parent, GMSCII, Arlington or the Borrower, threatened against the Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

8.07  True and Complete Disclosure.  All factual information (taken individually or as a whole) furnished by or on behalf of the Parent, GMSCII, Arlington or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents and any financial statement referred to in Section 8.05(a)) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken individually or as a whole) hereafter furnished by or on behalf of the Parent, GMSCII, Arlington or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided.

8.08  Use of Proceeds; Margin Regulations.  (a) All proceeds of the Loans may be used only for the following (i) to effect the Refinancing, (ii) to issue Letters of Credit and/or (iii) for working capital, Capital Expenditures and general corporate purposes.

(b)                                 No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted to be purchased or carried pursuant to the terms of Sections 10.05(vi), (vii) and (xi).  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the Margin Regulations.

8.09  Tax Returns and Payments.  The Parent and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Parent and/or any of its Subsidiaries (the “Returns”).  The Returns accurately reflect in all material respects all liability for taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby.  The Parent and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all taxes shown as due on the Returns and all other material U.S. federal, state and non-U.S. taxes payable by them.  There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries.  As of the Restatement Effective Date, neither the Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.  Neither the Parent nor any of its Subsidiaries (i) has engaged in any “listed transaction” within the meaning of Section 6011 of the Code or (ii) has any actual or potential liability for the taxes of any Person (other than the Parent or any of its present or former Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law).

8.10  Compliance with ERISA.  (a) Schedule VII sets forth, as of the Restatement Effective Date, each Plan; with respect to each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), there has been no failure to be in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, that could reasonably be expected to give rise to a Material Adverse Effect; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or an opinion letter) from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy minimum funding standards, or has applied for or received a waiver of the minimum funding standards or an extension of any amortization period, within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA; with respect to each Plan (other than a Multiemployer Plan) its actuary has certified that such Plan is not an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VII); neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Parent or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Parent or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notice that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Parent, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Parent or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Parent and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

8.11  The Security Documents.  After the execution and delivery thereof and upon the taking of the actions mentioned in the second immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors (x) in the case of the Collateral Vessel Mortgages, the Assignments of Earnings, the Assignments of Insurances, the Pledge Agreement and the Parent Pledge Agreement, a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Primary Collateral described therein and (y) in the case of the Secondary Collateral Vessel Mortgages, the Secondary Assignments of Earnings, the Secondary Assignments of Insurances and the Secondary Pledge Agreement, a legal, valid and enforceable fully perfected second priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Secondary Collateral described therein, in the case of each of (x) and (y) above, subject to no other Liens except for Permitted Liens.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the Initial Borrowing Date and such other filings made on or prior to the tenth day after the Restatement Effective Date, subject in each case to Section 8.03.

8.12  Capitalization.  (a) On the Restatement Effective Date and after giving effect to the conditions precedent related thereto: (1) the authorized capital stock of the Borrower shall consist of 100 shares of common stock, $0.01 par value per share, 100% of which shares shall be issued and outstanding and owned by the Parent; (2) all such outstanding shares shall have been duly and validly issued, fully paid and non-assessable and issued free of preemptive rights; and (3) the Borrower shall not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(b)                                 Except as set forth in Schedule IX, as of the Restatement Effective Date and after giving effect to the conditions precedent related thereto, there are (i) no other shares of capital stock or other Equity Interests or voting securities of the Parent, (ii) no securities of the Parent convertible into or exchangeable for capital stock or other Equity Interests or voting securities of the Parent, (iii) no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments that could require the Parent to issue, sell or otherwise cause to become outstanding any of its Equity Interests and (iv) no stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent or any repurchase, redemption or other obligation to acquire for value any capital stock of the Parent.

(c)                                  As of the Restatement Effective Date, all outstanding shares of the Parent’s capital stock are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule IX, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act of the Republic of the Marshall Islands 1990, the articles of incorporation of the Parent, the bylaws of the Parent or any agreement to which the Parent is a party or otherwise bound.  None of the shares of the capital stock of the Parent have been issued in violation of any securities Laws.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Parent.

8.13  Subsidiaries.  On the Restatement Effective Date, the Parent has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).  On the Restatement Effective Date, all outstanding capital stock, membership interests, partnership interests, units or other form of equity, of each class outstanding, of each of the Subsidiaries listed on Schedule VIII has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Parent, is owned beneficially and of record by a Credit Party free and clear of all Liens other than the security interests created by the Credit Documents, the $372M Credit Documents and the Junior Credit Documents and Permitted Liens.

8.14  Compliance with Statutes, etc.  The Parent and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15  Investment Company Act.  Neither the Parent, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16  Money Laundering.  (a) To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading and Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)                                 None of the Credit Parties nor, to the best knowledge of the Parent, GMSCII, Arlington and the Borrower after due inquiry, any Affiliate of any Credit Party, is, or will be after consummation of the Transaction and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

8.17  Pollution and Other Regulations.  (a)  Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Parent nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing except for such penalties, fines or forfeitures as are not reasonably likely to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the business of the Parent and each of its Subsidiaries, as conducted as of the Restatement Effective Date, under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent or such Subsidiary is a party or which would affect the ability of the Parent or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect.  There are, as of the Restatement Effective Date, no Environmental Claims pending or, to the knowledge of the Parent or the Borrower, threatened, against the Parent or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Vessel,

Real Property or other facility owned or operated by the Parent or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Parent or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(b)                                 Hazardous Materials have not at any time prior to the date of this Agreement or any subsequent Credit Event, been (i) generated, used, treated or stored on, or transported to or from, any Vessel, Real Property or other facility at any time owned or operated by the Parent or any of its Subsidiaries or (ii) released on or from any such Vessel, Real Property or other facility, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

8.18  Labor Relations.  Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Parent or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19  Patents, Licenses, Franchises and Formulas.  The Parent and each of its Subsidiaries owns, or has the right to use, and has the right to enforce and prevent any third party from using, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.20  Indebtedness.  Schedule V sets forth a true and complete list of all Indebtedness of the Parent and its Subsidiaries as of the Restatement Effective Date (other than Indebtedness under the $372M Credit Documents, the Junior Credit Documents and the Senior Unsecured Note Documents) and which is to remain outstanding after giving effect to the Restatement Effective Date (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.

8.21  Insurance.  Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein (the “Required Insurance”).

8.22  Concerning the Collateral Vessels.  The name, registered owner (which shall be a Subsidiary Guarantor), official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of each Collateral Vessel is set forth on Schedule III.  Each Collateral Vessel is and will be operated in compliance with all applicable law, rules and regulations, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.23  Citizenship.  The Parent and each other Credit Party which owns or operates, or will own or operate, one or more Collateral Vessels is, or will be, qualified to own and operate such Collateral Vessels under the laws of the Republic of the Marshall Islands, the Republic of Liberia or Bermuda, as applicable, or such other jurisdiction in which any such Collateral Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Collateral Vessel Mortgages and the respective Secondary Collateral Vessel Mortgages.

8.24  Collateral Vessel Classification; Flag.  Each Collateral Vessel is (i) or will be, classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Collateral Vessel Mortgage, or the Secondary Collateral Vessel Mortgage, as applicable, and (ii) flagged in an Acceptable Flag Jurisdiction.

8.25  No Immunity.  The Parent does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.  The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

8.26  Fees and Enforcement.  No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes and, if applicable, the payment of stamp tax in Singapore in respect of this Agreement which have been, or will be, paid by the Parent or any of its Subsidiaries as and to the extent due.  Under the laws of the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other Acceptable Flag Jurisdiction), as applicable, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

8.27  Form of Documentation.  Each of the Credit Documents is, or when executed will be, in proper legal form under the laws of the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, or notarized or executed under seal, or physically executed in any such jurisdiction, except as have been made, or will be made, in accordance with Sections 6 and 7.

8.28  Solvency.  After giving effect to (a) the Loans, (b) the consummation of the Transaction and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Parent and its Subsidiaries taken as a whole and the Borrower and its Subsidiaries, taken as a whole, are solvent.

8.29  Patriot Act.  No Credit Party (and, to the knowledge of each Credit Party, no joint venture or Subsidiary thereof) is in violation of any United States law relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the Patriot Act.

8.30  Certain Business Practices.  To the knowledge of the Parent, neither the Parent nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

SECTION 9.  Affirmative Covenants.  Each of the Parent and the Borrower hereby covenants and agrees that on and after the Original Effective Date, and each of GMSCII and Arlington hereby covenants and agrees that on and after the Restatement Effective Date, and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full:

9.01  Information Covenants.  The Parent will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

(a)                                  Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(b)                                 Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to the Financial Covenants which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)                                  Appraisal Reports.  Together with delivery of the compliance certificates described in (x) Section 9.01(e) required in connection with the second and fourth fiscal quarters in each fiscal year of the Parent, and at any other time within 33 days of the written request of the Administrative Agent, appraisal reports dated no more than 30 days prior to the date of delivery of such compliance certificate or such request, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and from two Approved Appraisers, stating the then current Fair Market Value of each of the Collateral Vessels.  All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for more than three appraisal reports obtained pursuant to this Section 9.01(c) in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

(d)                                 Projections, Budget, etc.  (i) As soon as available, but not less than 30 days prior to the commencement of each fiscal year of the Parent beginning with its fiscal year commencing on January 1, 2012, a preliminary budget of the Parent and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year, and (ii) as soon as available but not more than 45 days after the commencement of each fiscal year of the Parent beginning with its fiscal year commencing on January 1, 2012, (x) a budget of the Parent and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year and (y) the Projections referred to in Section 8.05(d) in reasonable detail for the subsequent three fiscal years including the fiscal year in which such Projections are being delivered.  It is recognized by each Lender and the Administrative Agent that such projections and determinations provided by the Parent, although reflecting the Parent’s good faith projections and determinations, are not to be viewed as facts and that actual results covered by any such determination may differ from the projected results.

(e)                                  Officer’s Compliance Certificates.  (i)  At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a certificate of the senior financial officer of the Parent in the form of Exhibit M to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (x) set forth the calculations required to establish whether the Parent was in compliance with the Financial Covenants at the end of such fiscal quarter or year, as the case may be and (y) certify that there have been no changes to any of Schedule VIII and Annexes A through F of the Pledge Agreement or the Secondary Pledge Agreement, as the case may be, or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Parent and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(ii)                                  At the time of a Collateral Disposition in respect of any Primary Collateral Vessel, a certificate of a senior financial officer of the Borrower which certificate shall (x) certify on behalf of the Borrower the last appraisal reports received pursuant to Section 9.01(c) determining the Aggregate Primary Collateral Vessel Value after giving effect to such disposition and/or showing the individual Fair Market Value of all Collateral Vessels owned by the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of at such time and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Sections 10.10 and 10.11 after giving effect to such disposition.

(f)                                    Notice of Default, Litigation or Event of Loss.  Promptly, and in any event within three Business Days after the Parent obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened in writing against the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or any Document and (iii) any Event of Loss in respect of any Collateral Vessel.

(g)                                 Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto)

or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

(h)                                 Material Breach; Other Debt Documents.  Promptly upon, and in any event within five Business Days after, without duplication of any other reporting requirements herein, receipt of any notices of default, financial reporting and collateral reporting under the $372M Credit Documents and the Junior Credit Documents, and copies of all effectuated additions, amendments, restatements, supplements or other modifications in respect of the $372M Credit Documents and the Junior Credit Documents.

(i)                                     Environmental Matters.  Promptly upon, and in any event within five Business Days after, the Parent obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Original Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)                                     any Environmental Claim pending or threatened in writing against the Parent or any of its Subsidiaries or any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries;

(ii)                                  any condition or occurrence on or arising from any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any such Collateral Vessel or property;

(iii)                               any condition or occurrence on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that could reasonably be expected to cause such Collateral Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or such Subsidiary of such Collateral Vessel or property under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent shall deliver to the Administrative Agent all material notices received by the Parent or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent’s or such Subsidiary’s response thereto.  In addition, the Parent will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 9.01(h), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(j)                                     Management Letters.  Promptly after Parent’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(k)                                  Cash Flow Projections.  On the first Business Day of each calendar month after the Restatement Effective Date to and including the later of (x) the Trigger Date and (y) the date on which the Total Leverage Ratio shall be no greater than 0.60 to 1.00 for the most recently ended Test Period for which financial statements are due under Section 8.01(a) or (b), cash flow projections for the Parent and its Subsidiaries (the “Cash Flow Projections”) for the 13-week period beginning on the Business Day on which such Cash Flow Projections are due, which Cash Flow Projections shall (i) be based on information available, and projections made, as of the last Business Day of the immediately preceding calendar month and (ii) include a variance report describing in reasonable detail the variance(s) in actual cash flow from projected cash flow for the month ended on such last Business Day.

(l)                                     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Parent or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.

9.02  Books, Records and Inspections.  The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business.  The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent or any of its Subsidiaries, any of the properties of the Parent or its Subsidiaries, and to examine the books of account of the Parent or such Subsidiaries and discuss the affairs, finances and accounts of the Parent or such Subsidiaries with, and be advised as to the same by, its and their officers and, in the presence of the Parent, independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Parent.

9.03  Maintenance of Property; Insurance.  The Parent will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Collateral Vessels in at least such amounts and against at least such risks as are in accordance with (a) normal industry practice for similarly situated insureds and (b) the requirements set forth in Section 9.06, and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried.  In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause the Required Insurance to (x) be maintained on the Collateral Vessels (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amount described on Schedule VI and (y) comply with the insurance requirements of the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages, as applicable.

9.04  Corporate Franchises.  The Parent will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business, except in the case of any Subsidiary of the Parent that is not a Guarantor (which, for the avoidance of doubt, shall include any inactive Subsidiary and any Subsidiary that owns assets with a value of less than $20,000), which could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 9.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Parent or any of its Subsidiaries which are permitted in accordance with Section 10.02, (ii) any Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 10.13 or (iii) the abandonment by the Parent or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

9.05  Compliance with Statutes, etc.  The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06  Compliance with Environmental Laws.  (a)  The Parent will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Collateral Vessel or property now or hereafter owned or operated by the Parent or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Collateral Vessels or property free and clear of any Liens imposed pursuant to such Environmental Laws, in each of the foregoing cases, except to the extent any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Collateral Vessel or property now or hereafter owned or operated or occupied by the Parent or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses or except to the extent the same could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent will, and will cause each of its Subsidiaries to, maintain insurance on the Collateral Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

(b)                                 At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Parent or the Borrower will provide, at the Parent or the Borrower’s sole cost and expense, an environmental assessment of any Primary Collateral Vessel by such Primary Collateral Vessel’s classification society (to the extent such classification society is listed on Schedule X) or another internationally recognized classification society acceptable to the Administrative Agent.  If said classification society, in its assessment, indicates that such Primary Collateral Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Parent, any of its Subsidiaries or any such Primary Collateral Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Parent or any of its Subsidiaries or any such Primary Collateral Vessel.  If the Parent or the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Parent or the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Primary Collateral Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Parent or the Borrower’s expense.

9.07  ERISA.  As soon as reasonably possible and, in any event, within ten (10) days after the Parent or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred (except to the extent that the Parent has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that a failure to satisfy minimum funding requirements, within the meaning of Section 412 of the Code or Section 302 of ERISA, has occurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to a Plan; that the actuary of a Plan (other than a Multiemployer Plan) has or will certify that the Plan is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Parent or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Parent, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 436(f), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Parent, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  Upon request, the Parent will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Parent, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Parent, such Subsidiary or such ERISA Affiliate, as applicable.

9.08  End of Fiscal Years; Fiscal Quarters.  The Parent shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

9.09  Performance of Obligations.  The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Documents) by which it is bound, except to the extent waived by the parties thereto and except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10  Payment of Taxes.  The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 10.01(i), provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11  Further Assurances.  (a) The Parent will, and will cause each of its Subsidiaries to, cause each Collateral and Guaranty Requirement to be satisfied at all times.

(b)                                 The Parent, on behalf of itself and each other Credit Party, agrees that at any time and from time to time, at the expense of the Parent or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Without limiting the generality of the foregoing, the Parent will, and will cause each Credit Party to, execute (to the extent applicable) and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages (including any amendments required to maintain Liens granted by such Collateral Vessel Mortgages and such Secondary Collateral Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(c)                                  Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral, where permitted by law.  The Collateral Agent will promptly send each Credit Party a copy of any financing or continuation statements which it may file and the filing or recordation information with respect thereto.

(d)                                 If at any time any Subsidiary of the Parent owns a Collateral Vessel or owns, directly or indirectly, an interest in any Subsidiary which owns a Collateral Vessel and such Subsidiary has not otherwise satisfied the Collateral and Guaranty Requirements, the Parent will cause such Subsidiary (and any Subsidiary which directly or indirectly owns the Equity Interests of such Subsidiary to the extent not a Credit Party) to satisfy the Collateral and Guaranty Requirements with respect to each relevant Collateral Vessel as such Subsidiary would have been required to satisfy pursuant to Sections 6 and 7 of this Agreement had such Subsidiary been a Credit Party on a Borrowing Date or the Restatement Effective Date.

9.12  Deposit of Earnings.  Each Credit Party shall cause the earnings derived from each of the respective Collateral Vessels, to the extent constituting Earnings and Insurance Collateral or Secondary Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party from time to time.  Without limiting any Credit Party’s obligations in respect of this Section 9.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral or Secondary Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party from time to time.

9.13  Ownership of Subsidiaries.  (a) Other than “director qualifying shares”, the Parent shall at all times directly or indirectly own 100% of the Equity Interests of GMSCII, Arlington, the Borrower and each of the Subsidiary Guarantors.

(b)                                 The Parent shall cause each Subsidiary Guarantor to at all times be directly owned by one or more Credit Parties.

(c)                                  The Parent will cause each Collateral Vessel to be owned at all times by a single Subsidiary Guarantor that owns no other Collateral Vessels.

9.14  Flag of Collateral Vessels; Citizenship; Collateral Vessel Classifications.  (a)  The Parent shall, and shall cause each Credit Party that owns a Collateral Vessel to, cause each Collateral Vessel to be registered under the laws and flag of (t) the Bahamas, (u) the Republic of Malta, (v) the Republic of Liberia, (w) the Republic of the Marshall Islands, (x) Bermuda, (y) the United Kingdom or (z) such other jurisdiction as is acceptable to the Required Lenders (each jurisdiction in clauses (t) through and including (z), an “Acceptable Flag Jurisdiction”).  Notwithstanding the foregoing, any Credit Party may transfer a Collateral Vessel to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer.

(b)                                 The Parent will, and will cause each Subsidiary Guarantor which owns or operates a Collateral Vessel to, be qualified to own and operate such Collateral Vessel under the laws of the Bahamas, the Republic of Malta, the Republic of Liberia, the Republic of the Marshall Islands, Bermuda, the United Kingdom, or such other jurisdiction in which such Collateral Vessel is permitted to be flagged in accordance with the terms of the related Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable.

(c)                                  The Parent will, and will cause each Subsidiary Guarantor which owns or operates a Collateral Vessel to, cause each Collateral Vessel to be classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X or another internationally recognized classification society acceptable to the Administrative Agent, free of any material conditions or recommendations.

9.15  Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.16  Payment of Interest under Junior Credit Agreement.  The Parent will cause its Subsidiaries to pay all interest owing under the Junior Credit Agreement (a) in kind, (b) with Equity Interests that are common stock or Qualified Preferred Stock (or equivalent Equity Interests), (c) with Net Cash Proceeds of issuances of Equity Interests that are common stock or Qualified Preferred Stock (or equivalent Equity Interests) or (d) cash proceeds of Permitted Refinancing Indebtedness.

9.17  Qualified Stock Issuance.  Any Qualified Stock Issuance (as defined in the Junior Credit Agreement) applied pursuant to clause (ii) of the definition thereof shall be applied as a voluntary reduction of the Total Commitment pursuant to Section 4.02.

SECTION 10.  Negative Covenants.  Each of the Parent, GMSCII and the Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until all Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full:

10.01  Liens.  The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)                                  Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(iii)                               Liens in existence on the Original Effective Date which are listed, and the property subject thereto described, on Schedule IV, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Original Effective Date, less any repayments of principal thereof;

(iv)                              Permitted Encumbrances;

(v)                                 Liens created pursuant to the Security Documents;

(vi)                              Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 11.09;

(vii)                           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (vii) shall not exceed $5,000,000;

(viii)                        Liens in respect of seamen’s wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Collateral Vessel Mortgages; and

(ix)                                Liens on Collateral securing the obligations under (x) the $372M Credit Agreement (and any interest rate protection agreement or other hedging agreement entered into in connection therewith) and (y) the Junior Credit Agreement and any Permitted Refinancing Indebtedness incurred in connection therewith; provided that such Liens are subject to the provisions of the Intercreditor Agreements.

In connection with the granting of Liens described above in this Section 10.01 by the Parent or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

10.02  Consolidation, Merger, Sale of Assets, etc.  The Parent will not, and will not permit any of its Subsidiaries to wind up, liquidate or dissolve its affairs or enter into any transaction of merger, consolidation or amalgamation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its assets (other than Margin Stock) or any of the Primary Collateral, or enter into any sale-leaseback transactions involving any of the Primary Collateral (or agree to do so at any future time), except that:

(i)                                     the Parent and each of its Subsidiaries may sell, lease or otherwise dispose of any Primary Collateral Vessels, provided that (I)(A) such sale is made at Fair Market Value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 9.01(c) or delivered at the time of such sale to the Administrative Agent by the Parent), (B) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents (unless the Primary Collateral Vessel is being sold to the Parent or a Subsidiary of the Parent, in which case the sale shall consist of cash only) received by the

Borrower, or to the respective Subsidiary Guarantor which owned such Primary Collateral Vessel, on the date of consummation of such sale and (C) the Net Cash Proceeds of such sale, lease or other disposition shall be applied as required by Section 5.02 to repay the Loans and to permanently reduce the Total Commitment (and to the extent required by Section 5.02(a), repay the Loans and/or cash collateralize the Letters of Credit); provided, further, the Parent shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Parent, demonstrating pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Collateral Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 9.01(c)) with each of the Financial Covenants for which financial statements under Section 9.01(a) or (b) are due for the most recently ended Test Period; provided that, with respect to any Test Period ending on December 31, the Parent shall deliver unaudited financial statements as at the end of such Test Period at the time of such sale but only if such sale occurs more than 45 days (and less than 90 days) after the end of such Test Period (or at the time of such sale, as applicable) setting forth the calculations required to make such determination in reasonable detail, and (II) at least five Business Days (or such other period as shall be agreed by the Borrower and the Administrative Agent) prior written notice of the proposed sale, lease or other disposition of a Primary Collateral Vessel shall have been given to the Collateral Agent, which notice shall set forth the expected closing date of such sale, lease or other disposition and the date of the corresponding repayment of Loans and/or reduction of Commitments;

(ii)                                  the Parent and its Subsidiaries may sell, lease or otherwise dispose of any Secondary Collateral to the extent such sale, lease or disposition is permitted pursuant to the terms of the $372M Credit Agreement, the Junior Credit Agreement and the Intercreditor Agreements;

(iii)                               the Parent and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(iv)                              (A) the Borrower, GMSCII, Arlington and any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from the Borrower, GMSCII, Arlington or any other Subsidiary Guarantor, or any Subsidiary Guarantor may be merged into the Borrower, GMSCII, Arlington or any other Subsidiary Guarantor; provided that the Borrower, GMSCII, Arlington or such Subsidiary Guarantor, as the case may be, will be a successor in interest to all rights, titles and interest of such merged Subsidiary Guarantor and, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent and (B) any Subsidiary of the Parent (other than the Borrower, GMSCII, Arlington and any Subsidiary Guarantor) may transfer assets or lease to or acquire or lease assets from any other Subsidiary of the Parent, or any other Subsidiary of the Parent (other than the Borrower, GMSCII, Arlington and any

Subsidiary Guarantor) may be merged into any other Subsidiary of the Parent, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent; and

(iii)                               following a Collateral Disposition permitted by this Agreement, the Subsidiary Guarantor which owned the Collateral Vessel that is the subject of such Collateral Disposition may dissolve, provided, that (x) the Net Cash Proceeds from such Collateral Disposition shall be applied (i) in the case of a Primary Collateral Vessel, to repayment of the Loans and reduction of the Total Commitment as required in Section 5.02 of this Agreement and (ii) in the case of a Secondary Collateral Vessel, as required by the $372M Credit Agreement to repay loans and reduce commitments thereunder, (y) all of the proceeds of such dissolution shall be paid only to a Credit Party and (z) no Default or Event of Default is continuing unremedied at the time of such dissolution.

To the extent the Required Lenders (or to the extent required pursuant to Section 13.12(a), all Lenders) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02, such Collateral (unless sold to the Parent or a Subsidiary of the Parent, except with respect to any Secondary Collateral if the Borrower has complied with Section 13.21) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.  Notwithstanding anything to the contrary contained above, the foregoing covenant shall not be violated as a result of sales of Margin Stock for cash at fair market value (as determined in good faith by the Parent at the time of the respective sale).

10.03  Dividends.  The Parent shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Parent or any of its Subsidiaries, except that:

(i)                                     (I) any Wholly-Owned Subsidiary of the Parent may pay Dividends to the Parent or any Wholly-Owned Subsidiary of the Parent, (II) any Subsidiary Guarantor may pay Dividends to the Borrower or any Subsidiary Guarantor and (III) if the respective Subsidiary is not a Wholly-Owned Subsidiary of the Parent, such Subsidiary may pay Dividends to its shareholders generally so long as the Parent and/or its respective Subsidiaries which own Equity Interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the Equity Interests in the Subsidiary paying such cash Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(ii)                                  so long as no Default or Event of Default (both before and after giving effect to the payment thereof) has occurred and is continuing, the Parent may repurchase its outstanding Equity Interests (or options to purchase such equity) theretofore held by its or any of its Subsidiaries’ employees, officers or directors following the death, disability, retirement or termination of employment of employees, officers or directors of the Parent or any of its Subsidiaries, provided that the aggregate amount expended to so repurchase equity of the Parent shall not exceed $2,000,000 in any fiscal year of the Parent; and

(iii)                               from and after the Trigger Date, the Parent may make, pay or declare Dividends; provided that for all Dividends made or paid pursuant to this clause (iii):

(A)                              if dividends, such Dividends in respect of a fiscal quarter shall only be paid in any fiscal quarter, and if a share repurchase, such repurchase shall only be made in any fiscal quarter, in each case, after the date of delivery of quarterly or annual financial statements for such fiscal quarter, pursuant to Sections 9.01(a) and (b), as the case may be, and on or prior to 45 days after the immediately succeeding fiscal quarter;

(B)                                no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time of declaration of such Dividends;

(C)                                no Significant Default has occurred and is continuing (or would arise after giving effect thereto) at the time of payment of such Dividends;

(D)                               the aggregate amount of cash Dividends paid since the Trigger Date does not exceed 50% of the Parent’s Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2013 and ending on the last day of the last fiscal quarter for which financial statements have been provided to the Lenders pursuant to Section 9.01(a) or (b), plus the Available Equity Proceeds Amount, less the aggregate amount of Investments made pursuant to Section 10.05(xi) since the Trigger Date;

(E)                                 the Total Leverage Ratio on a pro forma basis after giving effect to the payment of such Dividend shall be no greater than 0.60 to 1.00 for the most recently ended Test Period for which financial statements are due under Section 9.01(a) or (b); and

(F)                                 on or prior to the payment of such Dividends, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the Chief Financial Officer of the Parent, certifying that the requirements set forth in clauses (A) through and including (E) are satisfied.

For avoidance of doubt, nothing herein shall prohibit the Parent from issuing or distributing to its shareholders rights to acquire common stock or Qualified Preferred Stock or redeeming any such rights, provided, however, the aggregate amount of cash used for any such redemption shall not exceed $10,000,000 in any calendar year.

10.04  Indebtedness.  (a) The Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness other than:

(i)                                     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)                                  Indebtedness of the Credit Parties incurred pursuant to the $372M Credit Agreement in an aggregate principal amount not to exceed $372,000,000 at any time outstanding;

(iii)                               Indebtedness of the Credit Parties incurred pursuant to the Junior Credit Agreement and any Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount at any time outstanding not to exceed $200,000,000 plus the amount of any interest “paid in kind” pursuant to such Junior Credit Agreement and Permitted Refinancing Indebtedness;

(iv)                              Indebtedness of the Credit Parties under the Senior Unsecured Notes Documents in an aggregate principal amount not to exceed $300,000,000 at any time outstanding less any repayment, redemption or repurchase thereof;

(v)                                 additional Indebtedness, provided that when incurred or assumed (x) the Credit Parties will be in compliance with the Financial Covenants on a pro forma basis for both the most recently ended Test Period for which financial statements under Section 9.01(a) or (b) are due (or at the time of such incurrence, as applicable), and on a projected basis for the one year period following the incurrence of such Indebtedness and (y) in the event any Indebtedness to be incurred pursuant to this clause (v) in a single issuance or transaction or series of related issuances or transactions will exceed $10,000,000, the Parent shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Parent, demonstrating compliance with clause (x) and setting forth the calculations required to make such determination for the most recently ended Test Period for which financial statements under Section 9.01(a) or (b) are due in reasonable detail;

(vi)                              Interest Rate Protection Agreements and Other Hedging Agreements entered into in the ordinary course of business and consistent with past practices; and

(vii)                           Intercompany indebtedness permitted pursuant to Sections 10.05(iii), (viii) and (ix).

(b)                                 Notwithstanding anything to the contrary set forth in this Section 10.04, (I) no Subsidiary Guarantor that owns a Collateral Vessel shall incur any Indebtedness for borrowed money (including contingent liabilities in respect thereof) pursuant to Section 10.04(a)(v) unless the creditors of any such Indebtedness shall have agreed in writing prior to, or at the time of, the incurrence thereof that upon the sale or foreclosure on the Equity Interests of a Subsidiary Guarantor that owns a Collateral Vessel to a Person other than the Parent or a Subsidiary of the Parent (whether pursuant to the exercise of foreclosure rights by any secured party holding a security interest in such Equity Interests or otherwise) the relevant Subsidiary Guarantor shall be automatically released from its obligations under such Indebtedness (unless otherwise agreed by such secured party) and (II) neither the Parent nor any Subsidiary of the Parent shall incur any Indebtedness pursuant to Section 10.04(a)(v) prior to the Trigger Date; provided that the Parent or any Subsidiary may incur Indebtedness permitted under Section 10.04(a)(v) in connection with a Vessel acquisition prior to the Trigger Date so long as (x) at least 50% of the acquisition price of such Vessel is comprised of proceeds of the issuance of

Equity Interests and (y) no mandatory repayments of such Indebtedness shall be required on any date if the Trigger Date has not occurred on or prior to such date, other than (i) the payment of principal as a consequence of the sale or loss of a Vessel being financed by such Indebtedness, (ii) the payment of principal as a consequence of an event of default and an acceleration of such Indebtedness and (iii) regularly scheduled interest payments, expense reimbursements and indemnities in respect of such Indebtedness.

10.05  Advances, Investments and Loans.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Margin Stock (or other Equity Interests) (other than Parent Stock to the extent permitted by Section 10.03), or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that:

(i)                                     the Parent and its Subsidiaries may acquire and hold accounts receivable owing to any of them and Cash Equivalents;

(ii)                                  so long as no Event of Default exists or would result therefrom, the Parent and its Subsidiaries may make loans and advances in the ordinary course of business to its employees so long as the aggregate principal amount thereof at any time outstanding which are made on or after the Original Effective Date (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(iii)                               the Credit Parties may make intercompany loans and advances among one another, and Subsidiaries of the Parent (other than GMSCII, Arlington, the Borrower and the Subsidiary Guarantors) may make intercompany loans and advances to the Parent or any other Subsidiary of the Parent, provided that any loans or advances to a Credit Party pursuant to this clause shall be unsecured and subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit N;

(iv)                              the Parent and its Subsidiaries may sell or transfer assets to the extent permitted by Section 10.02;

(v)                                 the Parent, GMSCII, Arlington and the Borrower may make equity Investments in the Subsidiary Guarantors;

(vi)                              from and after the Trigger Date, so long as no Event of Default exists or would result therefrom, the Parent, GMSCII, Arlington and the Borrower may make Investments in its non-Wholly-Owned Subsidiaries; provided that (x) the aggregate amount of all Investments under this clause (vi) shall not exceed $100,000,000, (y) if a Non-Recourse Default has occurred and is continuing at any time, then neither the Parent, GMSCII, Arlington nor the Borrower may make any Investments in such Non-Recourse Subsidiary at such time and (z) the Total Leverage Ratio on a pro forma basis after giving effect to such Investments shall be no greater than 0.60 to 1.00 for the most recently ended Test Period for which financial statements are due under Section 9.01(a) or (b);

(vii)                           Investments existing on the Restatement Effective Date and described on Schedule XI, without giving effect to any additions thereto or replacement thereof;

(viii)                        Subsidiaries of the Parent (other than the Credit Parties) may make loans and advances to the Credit Parties, provided that any loans or advances to a Credit Party pursuant to this clause shall be unsecured and subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit N;

(ix)                                the Parent and its Subsidiaries (other than the Borrower, GMSCII, Arlington and the Subsidiary Guarantors) may make loans, advances and Investments in other Subsidiaries of the Parent (other than (i) the Credit Parties and (ii) Non-Recourse Subsidiaries);

(x)                                   the Parent and its Subsidiaries may make Investments in amounts required to fund charter costs and actual expenses relating to operating Vessels leased or chartered as of the date hereof by General Maritime NSF Corporation, GMR Concord LLC, GMR Contest LLC and GMR Concept LLC, provided that such Investments may only be made in good faith and only to the extent necessary to fund such costs and expenses after taking into account the cash and Cash Equivalents held by such Subsidiary; and

(xi)                                from and after the Trigger Date, the Parent may make Investments; provided that for all Investments made pursuant to this clause (xi):

(A)                              no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time such Investments are made,

(B)                                the aggregate amount of cash Investments made since the Trigger Date does not exceed 50% of the Parent’s Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2013 and ending on the last day of the last fiscal quarter for which financial statements have been provided to the Lenders pursuant to Section 9.01(a) or (b), plus the Available Equity Proceeds Amount, less the aggregate amount of Dividends made, paid or declared (in each case, without duplication) pursuant to Section 10.03(iii) since the Trigger Date,

(C)                                the Total Leverage Ratio on a pro forma basis after giving effect to such Investments shall be no greater than 0.60 to 1.00 for the most recently ended Test Period for which financial statements are due under Section 9.01(a) or (b), and

(D)                               on or prior to the date on which such Investments are made, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the Chief Financial Officer of the Parent, certifying that the requirements set forth in clauses (A) through and including (C) are satisfied.

10.06  Transactions with Affiliates.  The Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(i)                                     Dividends may be paid to the extent provided in Section 10.03;

(ii)                                  loans and Investments may be made and other transactions may be entered into between the Parent and its Subsidiaries to the extent permitted by Sections 10.04 and 10.05;

(iii)                               the Parent may pay director’s fees as determined by the Parent’s independent compensation committee;

(iv)                              the Parent and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;

(v)                                 the Parent and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Parent in the ordinary course of business; and

(vi)                              the transactions in existence on the Restatement Effective Date which are listed on Schedule XIII shall be permitted.

10.07  Capital Expenditures.   The Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures at any time prior to the Trigger Date, other than (i) maintenance Capital Expenditures incurred in the ordinary course of business or consistent with past practice, (ii) acquisitions of new Vessels and (iii) other Capital Expenditures not in the ordinary course of business, in the case of clauses (ii) and (iii) to the extent funded (and only to the extent funded) with (I) the Net Cash Proceeds received by the Parent from the issuance of Equity Interests of the Parent since the Restatement Effective Date or (II) Indebtedness permitted under Section 10.04(a)(v) and, if applicable, the proviso to Section 10.04(b).

10.08  Minimum Cash Balance.  Commencing with the fiscal quarter ending March 31, 2011, the Parent will not permit the sum of the following to be less than $50,000,000 at any time on or after the Restatement Effective Date: (x) the Unrestricted Cash and Cash Equivalents held by the Parent and its Subsidiaries and (y) the lesser of (i) the Total Unutilized Commitment and the total unutilized revolving commitment under the $372M Credit Agreement and (ii) $25,000,000; provided that, in addition to the covenant set forth above, in the event that a Non-Recourse Default has occurred and is continuing, the Non-Recourse Subsidiary that is subject to such Non-Recourse Default shall also be deemed not to be a Subsidiary for the purpose hereof.

10.09  Total Leverage Ratio.  Commencing with the fiscal quarter ending March 31, 2011, the Parent will not permit the Total Leverage Ratio on the last day of any fiscal quarter to be greater than the ratio set forth below opposite such fiscal quarter; provided that in the event that a Non-Recourse Default has occurred and is continuing, this Section 10.09 shall be complied with both (x) including such Non-Recourse Subsidiary as a Subsidiary of the Parent and (y) excluding such Non-Recourse Subsidiary as a Subsidiary of the Parent:

FISCAL QUARTER ENDING	TOTAL LEVERAGE RATIO
On the last day of each fiscal quarter from March 31, 2011 to and including March 31, 2013	0.85 to 1.00

June 30, 2013 and on the last day of each fiscal quarter to and including March 31, 2014	0.80 to 1.00
On the last day of each fiscal quarter thereafter	0.70 to 1.00

10.10  Collateral Maintenance.  Commencing with the fiscal quarter ending March 31, 2011, the Parent will not permit the aggregate Fair Market Value of all Primary Collateral Vessels owned by the Credit Parties which have not been sold, transferred, lost or otherwise disposed of at any time (such value, the “Aggregate Primary Collateral Vessel Value”), as determined by the most recent appraisal delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 9.01(c) to equal less than 135% of the Total Commitment at such time; provided that, so long as any default in respect of this Section 10.10 is not caused by any voluntary Collateral Disposition, such default shall not constitute an Event of Default (but shall constitute a Default) so long as within 45 days of the occurrence of such default, the Borrower shall either (i) post additional collateral satisfactory to the Required Lenders, pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such reductions of the Total Commitment in an amount sufficient to cure such default and repay the Loans and/or cash collateralize the Letters of Credit to the extent required by Section 5.02(a) (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 10.10 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

10.11  Junior Credit Agreement Collateral Maintenance.  The Parent will not, and will not permit any Subsidiary Gurantor to, fail to comply with Section 9.09 of the Junior Credit Agreement as in effect on the Restatement Effective Date without giving effect to any amendments or waivers thereto which are not consented to by the Required Lenders.

10.12  Interest Expense Coverage Ratio.  The Parent will not permit the Interest Expense Coverage Ratio for any Test Period ending on or after June 30, 2014 to be less than 1.50:1.00; provided that in the event that a Non-Recourse Default has occurred and is continuing, this Section 10.12 shall be complied with both (x) including such Non-Recourse Subsidiary as a Subsidiary of the Parent and (y) excluding such Non-Recourse Subsidiary as a Subsidiary of the Parent.

10.13  Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.  The Parent will not, and will not permit any Subsidiary Guarantor to amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.  Notwithstanding the foregoing, upon not less than 30 days prior written notice to the Administrative Agent and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Administrative Agent, provided that any Subsidiary Guarantor that has entered into the Security Documents or the Secondary Security Documents hereunder shall promptly take all actions reasonably deemed necessary by the Collateral Agent to preserve, protect and maintain, without interruption, the security interest and Lien of the Collateral Agent in any Collateral owned by such Subsidiary Guarantor to the satisfaction of the Collateral Agent, and such Subsidiary Guarantor shall have provided to the Administrative Agent and the Lenders such opinions of counsel as may be reasonably requested by the Administrative Agent to assure itself that the conditions of this proviso have been satisfied.

10.14  Limitation on Certain Restrictions on Subsidiaries.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent or any Subsidiary of the Parent, or pay any Indebtedness owed to the Parent or a Subsidiary of the Parent, (b) make loans or advances to the Parent or any of the Parent’s Subsidiaries or (c) transfer any of its properties or assets to the Parent or any of the Parent’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the $372M Credit Agreement as in effect on the Restatement Effective Date, or any refinancing thereof or amendments thereto, and the other $372M Credit Documents, (iv) the Junior Credit Agreement, and the other Junior Credit Documents or any Permitted Refinancing Indebtedness incurred in respect thereof or amendments thereto, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or a Subsidiary of the Parent, (vi) customary provisions restricting assignment of any agreement entered into by the Parent or a Subsidiary of the Parent in the ordinary course of business, (vii) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto, (viii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Original Effective Date in accordance with the provisions of this Agreement and (ix) Non-Recourse Indebtedness.

10.15  Limitation on Issuance of Equity Interests.  (a)  The Parent will not issue, and will not permit any Subsidiary (other than a Non-Recourse Subsidiary) to issue, any preferred stock (or equivalent equity interests) other than Qualified Preferred Stock.

(b)                                 The Parent will not permit GMSCII, Arlington, the Borrower or any Subsidiary Guarantor described in clause (x) or (y) of the definition thereof to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (iii) to qualify directors to the extent required by applicable law.  All capital stock of the Borrower, Arlington, GMSCII or any Subsidiary

Guarantor described in clause (x) or (y) of the definition thereof issued in accordance with this Section 10.15(b) shall be delivered to the Collateral Agent pursuant to the Pledge Agreement or the Secondary Pledge Agreement, as applicable, subject to the Intercreditor Agreements.

10.16  Business.  The Parent and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the Original Effective Date and activities directly related thereto, and similar or related businesses.  It being understood that no Subsidiary Guarantor which owns a Collateral Vessel will engage directly or indirectly in any business other than the business of owning and operating Collateral Vessels and businesses ancillary or complementary thereto, except that to the extent that any Subsidiary that owns a Secondary Collateral Vessel is permitted under the $372M Credit Agreement and the Junior Credit Agreement to engage in any business other than the business of owning and operating Collateral Vessels and businesses ancillary or complementary thereto, such change in the business of such Subsidiary Guarantor shall be permitted to do so hereunder automatically.

10.17  Jurisdiction of Employment.  The Parent will not, and will not permit the Subsidiary Guarantors or any third party charterer of a Collateral Vessel to employ or cause to be employed any Collateral Vessel in any country or jurisdiction in which (i) the Borrower, the Subsidiary Guarantors or such third party charterer of a Collateral Vessel is prohibited by law from doing business, (ii) the Lien created by the applicable Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable, will be rendered unenforceable or (iii) the Collateral Agent’s foreclosure or enforcement rights will be materially impaired or hindered.

10.18  Bank Accounts.  The Parent will not permit the Borrower, GMSCII, Arlington or any Subsidiary Guarantor to maintain any deposit, savings, investment or other similar accounts other than (i) the Concentration Accounts and (ii) any other account or accounts opened and maintained by a Credit Party at any time if the aggregate amount of cash deposited in such other account(s) is less than $5,000,000 at such time for all Credit Parties.

10.19  Limitations on Voluntary Payments, Etc. of Senior Unsecured Notes and Junior Credit Agreement; Modifications of Senior Unsecured Documents and Junior Credit Documents.  (a) The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the Senior Unsecured Notes.

(b)                                 The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify or waive any term or condition of the Senior Unsecured Notes, including, but not limited to the Senior Unsecured Note Documents (other than any such amendment, modification, waiver or other change to any of the terms of the Senior Unsecured Note Documents that does not require the consent of the noteholders and is not adverse to the interests of the Lenders).

(c)                                  The Parent will not, and will not permit any of its Subsidiaries to, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, insurance or condemnation recovery event, change of control or similar event (including, in each case without limitation, by way of depositing with the trustee or any agent with respect thereto money or securities before due for the purpose of paying when due) in respect of the Junior Credit Documents; provided, however, that from and after the Trigger Date, so long as no Default or Event of Default then exists or would result therefrom, the Parent or any of its Subsidiaries may make voluntary or optional payments or prepayments of outstanding loans under the Junior Credit Agreement and any Permitted Refinancing Indebtedness incurred in respect thereof from (i) the Available Equity Proceeds Amount, (ii) in kind, (iii) with Equity Interests that are common stock or Qualified Preferred Stock (or equivalent Equity Interests) or with Net Cash Proceeds of issuances of Equity Interests that are common stock or Qualified Preferred Stock (or equivalent Equity Interests) and (iv) cash proceeds received by the Parent or any of its Subsidiaries from Permitted Refinancing Indebtedness in respect of the Junior Credit Agreement.  For the avoidance of doubt, nothing in the foregoing shall restrict the payment of fees, expenses or indemnities with respect to the transactions described in Schedule XIII or any Junior Credit Document.

(d)                                 The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify or waive any term or condition of the Junior Credit Documents, including, but not limited to, the Junior Credit Agreement and any Permitted Refinancing Indebtedness (other than any such amendment, modification, waiver or other change to any of the terms of the Junior Credit Documents that is permitted under the Intercreditor Agreements or otherwise with the consent of the Required Lenders).

(e)                                  The Parent will not, and will not permit any of its Subsidiaries to, make any voluntary or optional payment or prepayment or redemption or acquisition for value in respect of the Indebtedness permitted pursuant to the proviso to Section 10.04(b); provided, however, from and after the Trigger Date, the Parent or any of its Subsidiaries may make voluntary or optional payments or prepayments or redemptions or acquisitions for value of outstanding loans in respect of the Indebtedness permitted pursuant to the proviso to Section 10.04(b).

SECTION 11.  Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.01  Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any Unpaid Drawings or interest on any Loan or Note, or any Commitment Commission or any other amounts owing hereunder or thereunder; or

11.02  Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03  Covenants.  Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11(a), 9.13, 9.16 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

11.04  Default Under Other Agreements.  (i)  The Parent or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of the Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 11.04 (x) if a Non-Recourse Default shall occur or be continuing or (y) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000; or

11.05  Bankruptcy, etc.  The Parent or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent or any of its Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent or any of its Subsidiaries or there is commenced against the Parent or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Parent or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06  ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, its actuary has certified that a determination has been made that a Plan (other than a Multiemployer Plan) is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Parent or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Parent, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07  Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage) shall occur in respect of any Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage; or

11.08  Guaranties.  After the execution and delivery thereof, any Guaranty, or any provision thereof, shall cease to be in full force or effect as to any Guarantor (unless such Guarantor is no longer a Subsidiary of the Parent by virtue of a liquidation, sale, merger or consolidation permitted by Section 10.02) or any Guarantor (or Person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party beyond any grace period (if any) provided therefor; or

11.09  Judgments.  One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate for the Parent and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $10,000,000; or

11.10  Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence and during the continuance of an Event of Default specified in Section 11.05, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the Borrower and then outstanding and (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 12.  Agency and Security Trustee Provisions.

12.01  Appointment.  (a) The Lenders hereby designate Nordea Bank Finland plc, New York Branch, as Administrative Agent (for purposes of this Section 12, the term “Administrative Agent” shall include Nordea Bank Finland plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the Collateral Vessel Mortgages or Secondary Collateral Vessel Mortgages) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Furthermore, each Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreements on their behalf and agrees to be bound by the provisions set forth therein.  The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

(b)                                 The Lenders hereby irrevocably appoint Nordea Bank Finland plc, New York Branch as security trustee solely or the purpose of holding legal title to the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages on each of the flag Vessels of an Acceptable Flag Jurisdiction on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  Nordea Bank Finland plc, New York Branch hereby accepts such appointment as security trustee.

12.02  Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03  Lack of Reliance on the Agents.  Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04  Certain Rights of the Agents.  If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05  Reliance.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06  Indemnification.  To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

12.07  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09  Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company that is, unless an Event of Default has occurred and is continuing at such time, reasonably acceptable to the Borrower.

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing at such time), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent (which successor Administrative Agent shall be a Lender hereunder if any such Lender agrees to serve as Administrative Agent at such time) who shall serve as Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

12.10  The Joint Lead Arrangers.  Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, none of the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.11  Collateral Matters.  (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (iv) as otherwise may be expressly provided in the relevant Security Documents or (v) as otherwise provided in Section 13.21 hereof.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11.

(c)                                  The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.12  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.  Miscellaneous.

13.01  Payment of Expenses, etc.  The Borrower agrees that it shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP, Watson, Farley & Williams, other counsel to the Administrative Agent and the Lead Arrangers and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Collateral Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Collateral Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Collateral Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Collateral Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of any Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03  Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, e-mail or telecopier communication) and mailed, telexed, telecopied or delivered:  if to any Credit Party, at the address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex, e-mail or telecopier, be effective when sent by telex, e-mail or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

13.04  Benefit of Agreement.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and/or its outstanding Loans, to its (i)(A) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in bank loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof) all, or if less than all, a portion equal to at least $20,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments, hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 3.05, 5.04, 13.01 and 13.06) shall survive as to such assigning Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or central bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors; provided, however, no such pledge shall release a Lender from any of its obligations hereunder or substitute any such pledge for such Lender as a party hereto.

(d)                                 Any lender under the Junior Credit Agreement and any Affiliate thereof (each an “Affiliated Lender”) may purchase Loans and/or Commitments hereunder, whether by assignment or participation, subject to the following requirements:

(i)                                     no Commitments or Loans may be assigned, or participations sold, to an Affiliated Lender if, after giving effect to such assignment, the Affiliated Lenders in the aggregate would own (as a Lender or through a participation) in excess of 30% of all Commitments and Loans then outstanding under this Agreement;

(ii)                                  notwithstanding anything to the contrary in the definition of “Required Lenders”, or in Section 13.12, for purposes of determining whether the Required Lenders or all of the Lenders hereunder have or any affected Lender hereunder has (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure therefrom by the Credit Parties, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender under the Credit Documents to undertake any action (or refrain from taking any action) with respect to or under any such Credit Document the Commitments or Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, all of the Lenders have or any affected Lender has taken any action or voted on any matter (other than (x) with respect to any “all Lenders” or “all Lenders directly affected thereby” vote or (y) any vote that has a disproportionate effect on the Commitments or Loans held by an Affiliated Lender relative to the Commitments or Loans held by Lenders that are Affiliated Lenders);

(iii)                               the Affiliated Lenders shall be prohibited from being appointed as, or succeeding to the rights and duties of, the Administrative Agent or the Collateral Agent under this Agreement and the other Credit Documents until such time (if any) as when all Obligations (other than those held by any Affiliated Lender and other than contingent obligations not then due and owing) have been paid in full in cash;

(iv)                              by acquiring a Loan or Commitment, each Affiliated Lender, in its capacity as a Lender, shall be deemed to have (I) waived its right to receive information prepared by the Administrative Agent or any other Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (to the extent not provided to the Credit Parties), attend any meeting or conference call (or any portion thereof) with the Administrative Agent or any Lender(to the extent that the Credit Parties are excluded from attending), (II) agreed that it is prohibited from making or bringing any claim, in its capacity as a Lender hereunder against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, except any claims that the Administrative Agent or such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders, and (III) agreed, without limiting its rights as a Lender described in clause (ii) above, that it will have no right whatsoever to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document other than each Lender’s and Administrative Agent’s duties and obligations hereunder;

(v)                                 the applicable Affiliated Lender identifies itself as an Affiliated Lender prior to the assignment of Commitments and/or Loans to it pursuant to the respective Assignment and Assumption Agreement; and

(vi)                              in the case of this Agreement, the applicable Affiliated Lender enters into an escrow agreement or other similar arrangement reasonably satisfactory in form and substance to the Administrative Agent with respect to its obligations under this Agreement to participate in Letters of Credit;

Additionally, the Credit Parties and each Affiliated Lender hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Credit Parties.

13.05  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

13.06  Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this

Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).  In addition, all determinations of compliance with this Agreement or any other Credit Document shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the first fiscal year of the Borrower ended December 31, 2010 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to GAAP shall mean generally accepted accounting principles as in effect in the United States.

(b)                                 All computations of interest for Loans, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Fees or Commitment Commission are payable.

13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE COLLATERAL VESSEL MORTGAGES AND THE SECONDARY COLLATERAL VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY, IN THE CASE OF ANY SECURED CREDITOR, AND SHALL, IN THE CASE OF ANY CREDIT PARTY, BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARENT. THE BORROWER, GMSCII AND ARLINGTON HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARENT, THE BORROWER, GMSCII AND ARLINGTON FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARENT, THE BORROWER, GMSCII AND/OR ARLINGTON, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE

LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.

(b)                                 THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10  Restatement Effective Date; Waiver of Defaults and Events of Default.  (a)   This Agreement shall become effective on the date (the “Restatement Effective Date”) on which (i) the Parent, GMSCII, the Borrower, Arlington the Administrative Agent and the Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it; (ii) the Credit Parties shall have provided, or procured the supply of, the “know your customer” information required pursuant to the PATRIOT Act, in each case as requested by any Lender or the Administrative Agent in connection with its internal compliance regulations thereunder or other information reasonably requested by the Lender or the

Administrative Agent to satisfy related checks under all applicable laws and regulations pursuant to the transactions contemplated hereby; and (iii) the Borrower shall have paid to the Administrative Agent for the account of Lenders the fees required to be paid under the fee letters, dated March 21, 2011, among the Parent, the Borrower, the Administrative Agent and the other parties thereto, which fee letters shall survive the execution and delivery of this Agreement.

The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Restatement Effective Date.

(b)                                 The Lenders hereby waive any default or event of default that has occurred and is continuing under the Original Credit Agreement, to the extent the lenders under the $372M Credit Agreement have waived the corresponding default or event of default, if any, under the Original 2010 Credit Agreement and to the extent that such default or event of default is not a Default or an Event of Default hereunder.

13.11  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12  Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Commitment Reduction, or reduce the rate or extend the time of payment of fees or interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12, (iv) reduce the percentage specified in the definition of Required Lenders or otherwise amend or modify the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Original Effective Date), (v) consent to the assignment or transfer by the Borrower or any Subsidiary Guarantor of any of its respective rights and obligations under this Agreement, (vi) amend, modify or waive Section 2.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Subsidiary Guarantor from a Subsidiaries Guaranty to the extent same owns a Collateral Vessel (other than as provided in the Subsidiaries Guaranty); provided, further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (v) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, (w) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent or (x) without the holders of at least a majority of the outstanding Other Obligations at all times after the time on which all Credit Document Obligations have been paid in full, amend, modify or waive any provision set forth in Section 14.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Sections 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 5.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13  Survival.  All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 3.05, 5.04, 13.01 and 13.06 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

13.14  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10, 3.05 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15  Confidentiality.  (a)  Subject to the provisions of clauses (b) and (c) of this Section 13.15, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent, (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, (g) any credit insurance provider related to the Borrower and its Obligations and (h) any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the Obligations, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 13.15.

(b)                                 The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

13.16  Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

13.17  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

13.18  Language.  All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

13.19  Waiver of Immunity.  The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia or any other Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia or elsewhere.

13.20  USA PATRIOT Act Notice.  Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

13.21  Release of Subsidiary Guarantors and Secondary Collateral.  (a)  At any time that (i) the $372M Agent agrees to release a Secondary Collateral Vessel (and the various guarantees and security documents related thereto) in accordance with the terms of the $372M Credit Documents and the Junior Agent (at the direction of the lenders under the Junior Credit Agreement) agrees or is deemed to agree to release such Secondary Collateral Vessel (and the various guarantees and security documents related thereto) in accordance with the terms of the Junior Credit Agreement or the Secondary Intercreditor Agreement, in each case other than in contemplation of the repayment of the Indebtedness thereunder in full and (ii) no Default or Event of Default exists or would result from the release of such Secondary Collateral Vessel (including, without limitation, under Sections 10.10 and 10.11), the Collateral Agent shall, at the request of the Borrower, (x) release and discharge the Security Documents related to such Secondary Collateral Vessel, (y) release the Credit Party which owns such Secondary Collateral Vessel from the Subsidiaries Guaranty and (z) release the Pledge Agreement Collateral of the Subsidiary Guarantor which owned such Secondary Collateral Vessel, provided that, in each case, the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such release and discharge.

(b) To the extent that any Subsidiary that guarantees the Senior Unsecured Notes, the obligations under the $372M Credit Agreement or the obligations under the Junior Credit Agreement at any time is released from its obligation to guarantee the Senior Unsecured Notes, the obligations under the $372M Credit Agreement and the obligations under the Junior Credit Agreement, the guarantee of such Subsidiary Guarantor of the Obligations will also be released unless such Subsidiary Guarantor is otherwise required to guarantee the Obligations pursuant to the terms of this Agreement (including, without limitation, pursuant to clauses (x) and (y) of the definition of Subsidiary Guarantor).

SECTION 14.  Holdings Guaranty.

14.01  Guaranty.  In order to induce the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by the Parent, Arlington and GMSCII from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, each of the Parent, Arlington and GMSCII hereby agrees with the Guaranteed Creditors as follows:  Each of the Parent, Arlington and GMSCII hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, each of the Parent, Arlington and GMSCII, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations.  If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event, each of the Parent, Arlington and GMSCII agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent, Arlington or GMSCII, as the case may be, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and the Parent, Arlington or the GMSCII, as the case may be, shall both be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02  Bankruptcy.  Additionally, each of the Parent, Arlington and GMSCII unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.04, and irrevocably, unconditionally and jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

14.03  Nature of Liability.  The liability of each of the Parent, Arlington and GMSCII hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by the Parent, Arlington, GMSCII, any other guarantor or by any other party, and the liability of each of the Parent, Arlington and GMSCII hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower or any other Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04  Independent Obligation.  The obligations of each of the Parent, Arlington and GMSCII hereunder are several and are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent, Arlington or GMSCII whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions.  Each of the Parent, Arlington and GMSCII waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each of the Parent, Arlington and GMSCII.

14.05  Authorization.  Each of the Parent, Arlington and GMSCII authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h)           take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent, Arlington or GMSCII from its liabilities under this Holdings Guaranty.

14.06  Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of each of the Parent, Arlington or GMSCII or any of their respective Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07  Subordination.  Any indebtedness of the Borrower now or hereafter owing to each of the Parent, Arlington and GMSCII, as the case may be, is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to each of the Parent, Arlington and GMSCII shall be collected, enforced and received by the Parent, Arlington or GMSCII, as the case may be, for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Parent, Arlington or GMSCII under the other provisions of this Holdings Guaranty.  Prior to the transfer by the Parent, Arlington or GMSCII of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Parent, Arlington or GMSCII, as the case may be, the Parent, Arlington or GMSCII, as the case may be, shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, each of the Parent, Arlington and GMSCII hereby agrees with the Guaranteed Creditors that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.  If and to the extent required in order for the Guaranteed Obligations of each of the Parent, Arlington and GMSCII to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of the Parent, Arlington and GMSCII, as the case may be, hereunder shall be limited to the greatest amount which can lawfully be guaranteed by the Parent, Arlington and GMSCII, as the case may be, under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 14.07.

14.08  Waiver.  (a) Each of the Parent, Arlington and GMSCII waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Each of the Parent, Arlington and GMSCII waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of either the Parent, Arlington or GMSCII hereunder except to the extent the Guaranteed Obligations have been paid in cash.  Each of the Parent, Arlington and GMSCII waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent, Arlington or GMSCII against the Borrower or any other party or any security.

(b)           Each of the Parent, Arlington and GMSCII waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Each of the Parent, Arlington and GMSCII assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each of the Parent, Arlington and GMSCII assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise either the Parent, Arlington or GMSCII of information known to them regarding such circumstances or risks.

14.09  Judgment Shortfall. (a) The obligations of the Parent, Arlington and GMSC under the Holdings Guaranty to make payments in the respective currency or currencies in which the respective Guaranteed Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective other Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under this Holdings Guaranty or the other Credit Documents or any Interest Rate Protection Agreements or any Other Hedging Agreements, as applicable.  If for the purpose of obtaining or enforcing judgment against the Parent, Arlington or GMSC in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Parent, Arlington and GMSC jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GENERAL MARITIME CORPORATION,
as Parent

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President and Chief Financial Officer
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

GENERAL MARITIME SUBSIDIARY CORPORATION,
as Borrower

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: President
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as a Guarantor

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: President
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

General Maritime Subsidiary Corporation Credit Agreement

1

ARLINGTON TANKERS LTD.,
as a Guarantor

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Director
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10022
Attention: Kenneth Chin, Esq.
Telephone: (212) 715-9100
Facsimile: (212) 715-8000

General Maritime Subsidiary Corporation Credit Agreement

2

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, Individually, as Administrative Agent and as Joint Lead Arranger

By:	/s/ Lynn Sauro
Name: Lynn Sauro
Title: Assistant Vice President

By:	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

DNB NOR BANK ASA, NEW YORK BRANCH,
Individually and as Joint Lead Arranger

By:	/s/ Nikolai A. Nachamkin
Name: Nikolai A. Nachamkin
Title: Senior Vice President

By:	/s/ Evan Uhlick
Name: Evan Uhlick
Title: Vice President

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

HSH Nordbank AG

By	/s/ Marc Kochling
	Name:	Marc Kochling
	Title	Sen. Restructuring Manager

By	/s/ Carsten Dreyer
	Name:	Carsten Dreyer
	Title	Credit Analyst — Shipping Americas

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By	/s/ Scott Lewallen
	Name:	Scott Lewallen
	Title	Head of Shipping Finance

By	/s/ M. Stonehouse
Name: M. Stonehouse
Title

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

CITIBANK N.A.

By	/s/ Michael A.J. Parker
	Name:	Michael A.J. Parker
	Title:	Managing Director

By
Name:
Title

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Commerzbank Atiengesellschaft, Filiale Luxemburg

By	/s/ A. Stockemer
	Name:	A Stockemer
	Title:	Authorized Signatory

By	/s/ Bianca Bahn
	Name:	Bianca Bahn
	Title	Authorized Signatory

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

NATIXIS

By	/s/ Michael Degermann
	Name:	Michael Degermann
	Title	Head of Shipping Finance

By	/s/ Bernard Issautier
Name: Bernard Issautier
Title

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Bank of Scotland

By	/s/ Douglas Newton
	Name:	Douglas Newton
	Title	Director

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Nicholas Robert Little
	Name:	Nicholas Robert Little
	Title	Authorized Signatory

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

SANTANDER UK plc

By	/s/ Mark McCarthy
	Name:	Mark McCarthy
	Title	Head of Shipping

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Lloyds TSB

By	/s/ Douglas Newton
	Name:	Douglas Newton
	Title	Director

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Sumitomo Mitsui Banking Corporation

By	/s/ Natsuhiro Samejima
	Name:	Natsuhiro Samejima
	Title	Joint General Manager

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

DANISH SHIP FINANCE A/S
(DANMARKS SKIBSKREDIT A/S)

By	/s/ Ole Staergaard
	Name:	Ole Staergaard
	Title	Senior Relationship Manager

By	/s/ Peter Hauskov
	Name:	Peter Hauskov
	Title	Senior Vice President

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

BNP PARIBAS

By	/s/ Kevin O’Hara
	Name:	Kevin O’Hara
	Title	Director

By	/s/ Sybille Andaur
	Name:	Sybille Andaur
	Title	Vice President

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Credit Industriel et Commercial

By	/s/ Andrew McKuin
	Name:	Andrew McKuin
	Title	Vice President

By	/s/ Alex Aupoix
	Name:	Alex Aupoix
	Title	Managing Director

General Maritime Subsidiary Corporation Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Allied Irish Banks, p.l.c.

By	/s/ Matt Toolan
	Name:	Matt Toolan
	Title	Head of Infrastructure

By
Name:
Title

General Maritime Subsidiary Corporation Credit Agreement

SCHEDULE I

COMMITMENTS

Lender	Commitments
NORDEA BANK FINLAND PLC, NEW YORK BRANCH	$112,420,958.08
DNB NOR BANK ASA	$112,420,958.08
HSH NORDBANK AG	$79,200,000.00
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	$30,000,000.00
CITIBANK, N.A.	$25,000,000.00
COMMERZBANK AKTIENGESELLSCHAFT, FILIALE LUXEMBURG	$25,000,000.00
NATIXIS	$25,000,000.00
BANK OF SCOTLAND	$23,712,574.85
ROYAL BANK OF SCOTLAND	$23,712,574.85
SANTANDER UK PLC	$18,323,353.29
LLOYDS TSB	$16,287,425.15
SUMITOMO MITSUI BANKING CORP., NEW YORK	$10,778,443.11
DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)	$10,778,443.11
ALLIED IRISH BANK	$9,580,838.32
BNP PARIBAS	$9,580,838.32
UNICREDIT BANK AG	$9,580,838.32
CREDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH	$8,622,754.49
Total	$550,000,000

SCHEDULE II

LENDER ADDRESSES

INSTITUTIONS	ADDRESSES

NORDEA BANK FINLAND PLC, NEW YORK BRANCH	437 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Shipping Offshore and Oil Services
Telephone: 212-318-9300
Facsimile: 212-421-4420

DNB NOR BANK ASA, NEW YORK BRANCH	200 Park Avenue, 31st Floor
New York, NY 10166
Attn: Nikolai Nachamkin/Tor Ivar Hansen
Telephone: 212-681-3863/3856
Facsimile: 212-681-3900
email: nikolai.nachamkin@dnbnor.no
cathleen.buckley@dnbnor.no

HSH NORDBANK AG	Gerhart-Hauptmann-Platz 50
D-20095 Hamburg, Germany
Attn: Marc Köchling/Carsten Dreyer
Telephone: +49 40 3333-14329/13741
Facsimile: +49 40 3333-614329/613741
e-mail: marc.koechling@hsh-nordbank.com
carsten.dreyer@hsh-nordbank.com

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	Kungsträdgårdsgatan 8
S-106 40 Stockholm, Sweden
Attn: Arne Juell-Skielse
Telephone: (46) 87 63 8638
e-mail: arne.juell-skielse@seb.se

CITIBANK, N.A.	388 Greenwich Street
New York, NY 10013
Attn: Robert Malleck
Telephone: 212-816-5435
e-mail: robert.malleck@citi.com

COMMERZBANK AKTIENGESELLSCHAFT, FILIALE LUXEMBURG	25 Rue Edward Steichen L — 2540, Luxembourg
Attn: Ludwig Schleder/ Jennifer Rohlinger
Loan Administration Central Booking
Telephone: (352) 477 911- 3130/ 3137
Facsimile: (352) 477 911- 3900
email: loanopsluxshipping@commerzbank.com

NATIXIS, NEW YORK BRANCH	1251 Avenue of the Americas
34th Floor
New York, NY 10020
Attn: Roslyn Adams
Telephone: 212-872-5177

Facsimile: 347-710-1559
email: roslyn.adams@us.natixis.com

BANK OF SCOTLAND PLC	c/o Lloyds Bank Corporate Markets
2nd Floor, New Uberior House
11 Earl Grey Street, Edinburgh EH3 9BN
Attn: Douglas Newton
Telephone: (44) 131 659 1194
e-mail: douglas.newton1@lloydsbanking.com

THE ROYAL BANK OF SCOTLAND	5-10 Great Tower Street
London, England EC3P 3HX
Attn: Colin Manchester
Telephone: (44) 20 7085 7039
e-mail: colin.manchester@rbs.co.uk

SANTANDER UK PLC	2 Triton Square, Regents Place,
London, England, NW1 3AN
Attn: Mark McCarthy
Telephone: (44) 207 756 4803
Email: mark.mccarthy@santander.co.uk

LLOYDS TSB BANK PLC	c/o Lloyds Bank Corporate Markets
2nd Floor, New Uberior House
11 Earl Grey Street, Edinburgh EH3 9BN
Attn: Douglas Newton
Telephone: (44) 131 659 1194
e-mail: douglas.newton1@lloydsbanking.com

SUMITOMO MITSUI BANKING CORP., NEW YORK	277 Park Avenue
New York, NY 10172
Attn: George Neuman
Telephone: (212) 224-4186
e-mail: gneuman@smbclf.com

DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)	Sankt Annæ Plads 3 DK-1250 Copenhagen K Denmark
Attn: Ole Stærgaard
Telephone: (45) 33 74 1027
e-mail: ols@shipfinance.dk

ALLIED IRISH BANKS, P.L.C.	St Helen’s, 1 Undershaft
London, England EC3A 8AB
Attn: Matt Toolan
Telephone: (0) 20 7090 7156
e-mail: matt.p.toolan@aib.ie

BNP PARIBAS	520 Madison Avenue
New York NY 10022
Attn: Kevin O’Hara
Telephone: (212) 340-5871

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e-mail: kevin.ohara@us.bnpparibas.com

UNICREDIT BANK AG	Neuer Wall 64,
20354 Hamburg, Germany
Attn: Mr. Heino Ohlen
Telephone: (49) 40 3692-6653
e-mail: heino.ohlen@unicreditgroup.de

CREDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH	520 Madison Avenue New York, NY 10022
Attn: Adrienne Molloy
Telephone: (212) 715-4605
e-mail: amolloy@cicny.com

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SCHEDULE III

COLLATERAL VESSELS

#	Collateral Vessels	Type	Size (dwt)	Built	Registry	Official Number

	Secondary Collateral Vessels
1	Genmar Poseidon	VLCC	305,795	2002	Republic of the Marshall Islands	2187
2	Genmar Ulysses	VLCC	318,695	2003	Republic of the Marshall Islands	2092
3	Genmar Hercules	VLCC	306,543	2007	Republic of the Marshall Islands	2001
4	Genmar Atlas	VLCC	306,005	2007	Republic of the Marshall Islands	2004
5	Genmar Zeus	VLCC	318,325	2010	Republic of the Marshall Islands	2295
6	Genmar Maniate	Suezmax	165,000	2010	Republic of the Marshall Islands	2247
7	Genmar Spartiate	Suezmax	165,000	2011	Republic of the Marshall Islands	2262

	Primary Collateral Vessels
8	Genmar Agamemnon	Aframax	96,214	1995	Republic of Liberia	10257
9	Genmar Ajax	Aframax	96,183	1996	Republic of Liberia	10259
10	Genmar Alexandra	Aframax	102,262	1992	Republic of the Marshall Islands	1441
11	Genmar Daphne	Aframax	106,560	2002	Republic of the Marshall Islands	2501
12	Genmar Defiance	Aframax	105,538	2002	Republic of Liberia	11678
13	Genmar Elektra	Aframax	106,548	2002	Republic of the Marshall Islands	2945
14	Genmar Revenge	Aframax	96,755	1994	Republic of Liberia	11253
15	Genmar Strength	Aframax	105,674	2003	Republic of Liberia	11846
16	Genmar Minotaur	Aframax	96,226	1995	Republic of Liberia	10948
17	Genmar Consul	Handymaz	47,400	2004	Republic of the Marshall Islands	733745

#	Collateral Vessels	Type	Size (dwt)	Built	Registry	Official Number

18	Genmar Companion	Panamax	72,750	2004	Republic of the Marshall Islands	733743
19	Genmar Compatriot	Panamax	72,750	2004	Republic of the Marshall Islands	733750
20	Genmar Argus	Suezmax	164,097	2000	Republic of the Marshall Islands	1826
21	Genmar George T	Suezmax	149,847	2007	Republic of the Marshall Islands	2935
22	Genmar Harriet G	Suezmax	150,205	2006	Republic of Liberia	12884
23	Genmar Hope	Suezmax	153,919	1999	Republic of the Marshall Islands	1343
24	Genmar Horn	Suezmax	159,475	1999	Republic of the Marshall Islands	1225
25	Genmar Kara G	Suezmax	150,296	2007	Republic of Liberia	13098
26	Genmar Orion	Suezmax	159,992	2002	Republic of the Marshall Islands	1641
27	Genmar Phoenix	Suezmax	149,999	1999	Republic of the Marshall Islands	1882
28	Genmar Spyridon	Suezmax	153,972	2000	Republic of the Marshall Islands	1404
29	Genmar St. Nikolas	Suezmax	149,876	2008	Republic of the Marshall Islands	3046
30	Genmar Victory	VLCC	314,000	2001	Islands of Bermuda	733717
31	Genmar Vision	VLCC	314,000	2001	Islands of Bermuda	733716

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SCHEDULE IV

EXISTING LIENS

None.

SCHEDULE V

EXISTING INDEBTEDNESS

Borrower(s)	Lender(s)/ Buyer(s)	Governing Agreement	Aggregate Principal Amount	Guarantor(s)
General Maritime Corporation	Citigroup	Interest Rate Swap Agreement	$100,000,000	None
General Maritime Corporation	DnB Nor Bank	Interest Rate Swap Agreement	$75,000,000	None
General Maritime Corporation	Nordea Bank Finland plc	Interest Rate Swap Agreement	$75,000,000	None

SCHEDULE VI

REQUIRED INSURANCE

Insurance to be maintained on each Collateral Vessel:

(a)           The Parent shall, and shall cause its Subsidiaries to, at the Parent’s expense, keep each Collateral Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably acceptable to the Collateral Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) and under forms of policies approved by the Collateral Agent against the risks indicated below and such other risks as the Collateral Agent may specify from time to time:

(i)            Marine and war risk, including terrorism, confiscation, piracy, London Blocking and Trapping Addendum and Lost Vessel Clause, hull and machinery insurance, hull interest insurance and freight interest insurance, together in an amount in U.S. dollars at all times equal to, except as otherwise approved or required in writing by the Collateral Agent, the greater of (x) the then Fair Market Value of the Collateral Vessel and (y) an amount which, when aggregated with such insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage or a Secondary Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss) is equal to 120% of the Total Commitment at such time (or, after the termination of the Total Commitment, the Loans outstanding at such time).  The insured values for hull and machinery required under this clause (i) for each Collateral Vessel shall at all times be in an amount equal to the greater of (x) eighty per cent (80%) of the Fair Market Value of the Collateral Vessel and (y) an amount which, when aggregated with such hull and machinery insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage or a Secondary Collateral Vessel Mortgage in favor of the Collateral Agent and have not suffered an Event of Loss), is equal to the Total Commitment at such time (or, after the termination of the Total Commitment, the Loans outstanding at such time), and the remaining machinery and war risk insurance required by this clause (i) may be taken out as hull and freight interest insurance.

(ii)           Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for crew, fines and penalties arising out of the operation of the Collateral Vessel, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Collateral Agent;  provided, however, that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(y)           the maximum amount available, as that amount may from time to time change, from the International Group of Protection and Indemnity Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent shipowners for similar vessels engaged in similar trades; and

(z)            the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which the Collateral Vessel may be trading from time to time.

(iii)          While the Collateral Vessel is idle or laid up, at the option of the Parent and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Collateral Vessel against the usual risks encountered by like vessels under similar circumstances

(b)           The Collateral Agent shall, at the Parent’s expense, keep each Collateral Vessel insured with mortgagee’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) on such conditions as the Collateral Agent may reasonably require and mortgagee’s interest insurance for pollution risks as from time to time agreed, in each case satisfactory to the Collateral Agent and in an amount in U.S. dollars which, when aggregated with such insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage or a Secondary Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss), is not less than 120% of the Total Commitment at such time (or, after the termination of the Total Commitment, the Loans outstanding at such time); all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Parent shall on demand pay all costs of such cover; premium costs shall be reimbursed by the Parent to the Collateral Agent.

(c)           The marine and commercial war-risk insurance required in this Schedule VI for each Collateral Vessel shall have deductibles no higher than the following:  (i) Hull and Machinery - U.S. $300,000 for all hull and machinery claims and each accident or occurrence and (ii) Protection and Indemnity — U.S. $100,000 for collision liabilities, U.S. $50,000 for cargo claims, U.S. $35,000 for crew claims, U.S. $20,000 passenger claims and U.S. $20,000 all other claims, in each case each accident or occurrence.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent.  Each policy of marine and war risk hull and machinery insurance with respect to each Collateral Vessel shall provide that the Collateral Agent shall be a named insured in its capacity as Mortgagee and as loss payee.  Each entry in a marine and war risk protection indemnity club with respect to each Collateral Vessel shall note the interest of the Collateral Agent.  The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for

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any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Parent, any of the Parent’s Subsidiaries or any other person.

(d)           The Collateral Agent shall from time to time, and in any event at least annually, obtain a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on each Collateral Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Schedule VI.  At the Parent’s expense the Parent will cause its insurance broker (which, for the avoidance of doubt shall be a different insurance broker from the firm of marine insurance brokers referred to in the immediately preceding sentence) and the P & I club or association providing P & I insurance referred to in part (a)(ii) of this Schedule VI, to agree to advise the Collateral Agent by telecopier or electronic mail confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Parent or any of its Subsidiaries of which the Parent has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on any Collateral Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Collateral Agent on a Collateral Vessel on an individual basis and not on a fleet basis.  In addition, the Parent shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from the Collateral Agent’s independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Schedule VI as of the date hereof or in connection with any renewal thereof, and the Parent shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report,  provided that the Collateral Agent shall be entitled to such indemnity only for one such report during a period of twelve months.

The underwriters or brokers shall furnish the Collateral Agent with a letter or letters of undertaking to the effect that:

(i)            they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Collateral Agent in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances or Secondary Assignment of Insurances for each Collateral Vessel, as applicable;

(ii)           they will have endorsed on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in the relevant Assignment of Insurances or Secondary Assignment of Insurances for each Collateral Vessel, as applicable; and

(iii)          they will not set off against any sum recoverable in respect of a claim against any Collateral Vessel under the said underwriters or brokers or any other Person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.

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All policies of insurance required hereby shall provide for not less than 14 days prior written notice to be received by the Collateral Agent of the termination or cancellation of the insurance evidenced thereby.  All policies of insurance maintained pursuant to this Schedule VI for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured.  The Parent shall, and shall cause its Subsidiaries to, assign to the Collateral Agent its full rights under any policies of insurance in respect of each Collateral Vessel.  The Parent agrees that it shall, and shall cause each of its Subsidiaries to, deliver, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Collateral Agent being informed and having the right to continue the insurance by paying any premiums not paid by the Parent, receipts showing payment of premiums for Required Insurance and also of demands from the Collateral Vessel’s P & I underwriters to the Collateral Agent at least two (2) days before the risk in question commences.

(e)           Unless the Collateral Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Collateral Agent for distribution first to itself and thereafter to the Parent or others as their interests may appear, provided that, notwithstanding anything to the contrary herein, until otherwise required by the Collateral Agent by notice to the underwriters upon the occurrence and continuance of a Default or an Event of Default hereunder, (i) amounts payable under any insurance on each Collateral Vessel with respect to protection and indemnity risks may be paid directly to (x) the Parent to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or (y) the Person to whom any liability covered by such insurance has been incurred provided that the underwriter shall have first received evidence that the liability insured against has been discharged, and (ii) amounts payable under any insurance with respect to each Collateral Vessel involving any damage to each Collateral Vessel not constituting an Event of Loss, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Parent shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Parent as reimbursement therefor; provided, however, that if such amounts (including any deductible) are in excess of U.S. $2,000,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Collateral Agent.

(f)            All amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessels shall be disposed of as follows (after deduction of the expenses of the Collateral Agent in collecting such amounts):

(i)            any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Parent or others shall be paid by the Collateral Agent to, or as directed by, the Parent;

(ii)           all amounts paid to the Collateral Agent in respect of an Event of Loss of the Collateral Vessel shall be applied by the Collateral Agent to the payment of the Indebtedness hereby secured pursuant to Section 5.02(d) of the Credit Agreement, subject to the terms of the Intercreditor Agreements;

(iii)          all other amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessel may, in the Collateral Agent’s sole discretion, be held and

4

applied to the prepayment of the Obligations or to making of needed repairs or other work on the Collateral Vessel, or to the payment of other claims incurred by the Parent or any of its Subsidiaries relating to the Collateral Vessel, or may be paid to the Parent or whosoever may be entitled thereto.

(g)           In the event that any claim or lien is asserted against any Collateral Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Parent to obtain a bond or supply other security to prevent arrest of such Collateral Vessel or to release the Collateral Vessels from arrest on account of such claim or lien, the Collateral Agent, on request of the Parent, may, in the sole discretion of the Collateral Agent, assign to any Person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Vessel from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(h)           The Parent shall deliver to the Collateral Agent certified copies and, whenever so requested by the Collateral Agent, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained pursuant to Section 9.03 of the Credit Agreement and this Schedule VI for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same.  The Collateral Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

(i)            The Parent will not, and will not permit any of its Subsidiaries to, execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Collateral Vessels to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and insured the Collateral Vessels by additional coverage to extend to such voyages, risks, passengers or cargoes.

(j)            In case any underwriter proposes to pay less on any claim than the amount thereof, the Parent shall forthwith inform the Collateral Agent, and if a Default, an Event of Default or an Event of Loss has occurred and is continuing, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise.

(k)           The Parent will, and will cause each of its Subsidiaries to, comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Parent, its Subsidiaries or the Collateral Vessels with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Collateral Vessels are from time to time engaged and the cargo carried by it.

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SCHEDULE VII

ERISA

General Maritime Corporation 401(k) Profit Sharing Plan and Trust.

SCHEDULE VIII

SUBSIDIARIES

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
General Maritime Subsidiary Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
General Maritime Management LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
General Maritime Management (UK) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Hellas) LLC	General Maritime Management LLC	100%	Republic of Liberia
General Maritime Management (Portugal) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Portugal) LDA	General Maritime Management (Portugal) LLC	100%	Republic of Portugal
General Maritime Crewing Pte. Ltd.	General Maritime Management (Portugal) LLC	100%	Singapore
General Maritime Crewing Private Limited (India Division Office)	General Maritime Crewing Pte. Ltd.	100%	India
General Maritime Crewing Limited	General Maritime Crewing Pte. Ltd.	100%	Russia
GMR Chartering LLC	General Maritime Subsidiary Corporation	100%	New York
GMR Administration Corp.	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Agamemnon LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Ajax LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Alexandra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Argus LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Constantine LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Daphne LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Defiance LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Elektra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR George T LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR GP LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Gulf LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Harriet G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Hope LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Horn LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Kara G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Limited LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Minotaur LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Orion LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Phoenix LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Princess LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Progress LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Revenge LLC	General Maritime Subsidiary	100%	Republic of

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Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
	Corporation		Liberia
GMR St. Nikolas LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Spyridon LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Star LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Strength LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trader LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trust LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
Arlington Tankers Ltd.	General Maritime Corporation	100%	Bermuda
Companion Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Compatriot Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Consul Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Victory Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Vision Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Arlington Tankers, LLC	Arlington Tankers Ltd.	100%	Delaware
General Maritime Subsidiary II Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Poseidon LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Ulysses LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Hercules LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Atlas LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands

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Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Zeus LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Maniate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Spartiate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
General Maritime Investments LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
General Product Carriers Corporation	General Maritime Investments LLC	100%	Republic of the Marshall Islands
General Maritime Subsidiary NSF Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
Concept Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
Concord Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
Contest Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
GMR Concord LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands
GMR Contest LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands
GMR Concord LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands

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SCHEDULE IX

CAPITALIZATION

As of the Restatement Effective Date, the authorized capital stock of the Parent consists of:

•                  140,000,000 shares of common stock, $0.01 par value per share, approximately 83% of which are issued and outstanding; and

•                  10,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding.

As of the Restatement Effective Date, the only stock plans of the Parent are its Amended and Restated 2001 Stock Incentive Plan, as amended to date (the “2001 Plan”) and its 2011 Stock Incentive Plan (which remains subject to approval by the Parent’s shareholders), and

•                  6,700 shares of the common stock of the Parent are subject to outstanding options under the 2001 Plan; and

•                  there are no shares remaining for grant under the 2001 Plan to issue regular equity grants to our employees, consultants, executive officers and directors.

In addition, the Parent may from time to time issue, sell or otherwise cause to become outstanding its Equity Interests to any director, officer, employee or consultant of the Parent or any of its Subsidiaries or joint ventures pursuant to any other compensatory plan or arrangement of the Parent or any of its Subsidiaries approved by the board of directors of the Parent or the compensation committee thereof.

On the Restatement Effective Date, the Parent issued to OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company (the “Oaktree Investor”), and/or certain of its Affiliates, warrants for the purchase of 19.9% of its outstanding common stock (measured as of immediately prior to the Restatement Effective Date) at an exercise price of $0.01 per share.

On March 29, 2011, the Parent entered into an Investment Agreement with the Oaktree Investor which, among other things, provides the Oaktree Investor and certain of its Affiliates, as specified therein, with preemptive rights in respect of specified future issuance of the capital stock of the Parent.

SCHEDULE X

APPROVED CLASSIFICATION SOCIETIES

American Bureau of Shipping
Nippon Kaiji Kyokai
Germanischer Lloyd
Lloyd’s Register of Shipping
Bureau Veritas
Det Norske Veritas

SCHEDULE XI

EXISTING INVESTMENTS

Equity Investments of the Parent not exceeding $100,000 in the aggregate in the following Subsidiaries:

GMR Administration Corp.

GMR GP LLC

GMR Limited LLC

General Maritime Management (UK) LLC

GMR Star LLC

GMR Trader LLC

GMR Trust LLC

General Maritime Management (Hellas) Ltd.

Arlington Tankers, LLC

Equity Investments of the Parent in the following Subsidiaries party to the sale-leaseback transactions:

General Maritime Subsidiary NSF Corporation

GMR Concord LLC

GMR Contest LLC

GMR Contest LLC

Concord Ltd.

Contest Ltd.

Concept Ltd.

SCHEDULE XII

EXISTING LETTERS OF CREDIT

Issuing Lender	Letter of Credit Number	Account Party	Stated Amount	Beneficiary	Expiry Date
Nordea Bank Norge ASA	SBY52517	General Maritime Corporation	$658,344.00	Fisher Park Lane Owner LLC	12/8/2011
Nordea Bank Norge ASA	61648528	General Maritime Corporation	$4,000,000.00	Admiralty Court of Istanbul	3/29/2012

SCHEDULE XIII

TRANSACTIONS WITH AFFILIATES

•                  the Oaktree Credit Agreement;

•                  that certain Investment Agreement by and between OCM Marine Investments CTB, Ltd. and the Parent, dated March 29, 2011 (as amended on the Restatement Effective Date);

•                  the Warrants, having the meaning set forth in the Investment Agreement;

•                  the Registration Rights Agreement, to be entered into on the Restatement Effective Date, by and among the Parent and Peter C. Georgiopoulos;

•                  that certain letter, dated as of January 10, 2011, by and among the Parent, Oaktree Principal Fund V, L.P., and Oaktree FF Investment Fund L.P.; and

•                  that certain letter agreement, dated as of March 29, 2011, by and between the Parent and OCM Marine Investments CTB, Ltd.

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SCHEDULE XIV

SUBSIDIARY GUARANTORS

Name of Subsidiary	Direct Owner(s)
General Maritime Subsidiary Corporation	General Maritime Corporation
General Maritime Management LLC	General Maritime Subsidiary Corporation
General Maritime Management (Portugal) LLC	General Maritime Management LLC
General Maritime Management (Portugal) LDA	General Maritime Management (Portugal) LLC
General Maritime Crewing Pte. Ltd.	General Maritime Management (Portugal) LLC
General Maritime Crewing Limited	General Maritime Crewing Pte. Ltd.
GMR Chartering LLC	General Maritime Subsidiary Corporation
GMR Agamemnon LLC	General Maritime Subsidiary Corporation
GMR Ajax LLC	General Maritime Subsidiary Corporation
GMR Alexandra LLC	General Maritime Subsidiary Corporation
GMR Argus LLC	General Maritime Subsidiary Corporation
GMR Daphne LLC	General Maritime Subsidiary Corporation
GMR Defiance LLC	General Maritime Subsidiary Corporation
GMR Elektra LLC	General Maritime Subsidiary Corporation
GMR George T LLC	General Maritime Subsidiary Corporation
GMR Harriet G LLC	General Maritime Subsidiary Corporation
GMR Hope LLC	General Maritime Subsidiary Corporation
GMR Horn LLC	General Maritime Subsidiary Corporation
GMR Kara G LLC	General Maritime Subsidiary Corporation
GMR Minotaur LLC	General Maritime Subsidiary Corporation
GMR Orion LLC	General Maritime Subsidiary Corporation
GMR Phoenix LLC	General Maritime Subsidiary Corporation

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Name of Subsidiary	Direct Owner(s)
GMR Revenge LLC	General Maritime Subsidiary Corporation
GMR St Nikolas LLC	General Maritime Subsidiary Corporation
GMR Spyridon LLC	General Maritime Subsidiary Corporation
GMR Strength LLC	General Maritime Subsidiary Corporation
Companion Ltd.	Arlington Tankers Ltd.
Compatriot Ltd.	Arlington Tankers Ltd.
Consul Ltd.	Arlington Tankers Ltd.
Victory Ltd.	Arlington Tankers Ltd.
Vision Ltd.	Arlington Tankers Ltd.
General Maritime Subsidiary II Corporation	General Maritime Corporation
GMR Poseidon LLC	General Maritime Subsidiary II Corporation
GMR Ulysses LLC	General Maritime Subsidiary II Corporation
GMR Hercules LLC	General Maritime Subsidiary II Corporation
GMR Atlas LLC	General Maritime Subsidiary II Corporation
GMR Zeus LLC	General Maritime Subsidiary II Corporation
GMR Maniate LLC	General Maritime Subsidiary II Corporation
GMR Spartiate LLC	General Maritime Subsidiary II Corporation

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SCHEDULE XV

TARGET AMOUNT

	Scheduled Commitment Reduction Date	Target Amount
1.	June 30, 2011	$532,812,500
2.	September 30, 2011	$515,625,000
3.	December 31, 2011	$498,437,500
4.	March 31, 2012	$481,250,000
5.	June 30, 2012	$464,062,500
6.	September 30, 2012	$446,875,000
7.	December 31, 2012	$429,687,500
8.	March 31, 2013	$412,500,000
9.	June 30, 2013	$395,312,500
10.	September 30, 2013	$378,125,000
11.	December 31, 2013	$360,927,500
12.	March 31, 2014	$343,750,000
13.	June 30, 2014	$326,562,500
14.	September 30, 2014	$309,375,000
15.	December 31, 2014	$292,187,500
16.	March 31, 2015	$275,000,000
17.	June 30, 2015	$257,812,500
18.	September 30, 2015	$240,625,000
19.	December 31, 2015	$223,437,500
20.	March 31, 2016	$206,250,000
21.	Maturity Date	$0

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